LEASE AND DEVELOPMENT AGREEMENT

BY AND BETWEEN

ST. LOUIS COUNTY PORT AUTHORITY

AND

PINNACLE ENTERTAINMENT, INC.

DATED: August 12, 2004

TABLE OF CONTENTS

1.	Effectiveness of Lease/Demise of Property	2
	(a) Landlord’s Ownership	2
	(b) Landlord’s Property Documents	2
	(c) Escrow Agreement, Prepaid Rent and Deposits	3
	(d) Letters of Credit	4
	(e) Tenant’s Access to Property	4
2.	Commencement Date Conditions and Pre-Commencement Date Covenants	5
	(a) Commencement Date Conditions Generally	5
	(b) Title and Survey Condition	6
	(c) Zoning Condition	6
	(d) Soils and Engineering Suitability Condition	6
	(e) Environmental Condition	7
	(f) Commission Acceptance Date Condition	7
	(g) Site Permit Condition	9
	(h) Environmental Remediation Condition	9
	(i) Landlord’s Obligations	12
	(j) Acceptance of Property	12
3.	Term of Lease	12
	(a) Commencement Date	12
	(b) Early Termination of Lease by Tenant	12
	(c) Memorandum of Commencement Date	13
4.	Project Construction and Development	13
	(a) On-Site Project	13
	(b) Submission of Plans	13
	(c) Approval of Plans	13
	(d) Construction and Occupancy Permit Applications	14
	(e) Delivery of Property	14
	(f) Coordination and Inspection of the Work	14
	(g) The Work	14
	(h) Community Facilities	15
	(i) Commercial Facilities	16
	(j) Control of Work	16
	(k) Community Improvement District	17
	(1) Transportation Development District	17
	(m) Project Opening	17
	(n) Unavoidable Delays	17
	(o) Gaming Related Licensing	18
	(P) Project Access	18
	(q) Great Rivers Greenway	19
5.	Rent	20
	(a) Prepaid Rent and Annual Rent	20
	(b) Minimum Rent	20
	(c) AGR	20
	(d) Payment of Annual Rent	20
	(e) Payment in Lieu of Taxes	21

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6.	Triple Net Obligation	22
7.	Landlord’s Participation Goals and Tenant’s Affirmative Action Plan	22
	(a) Affirmative Action Plan	22
	(b) Satisfaction of Landlord’s Goals	23
	(c) List of Qualified Participants	23
	(d) Implementation	24
	(e) Reporting	24
8.	Representations and Warranties	24
9.	Use of Property and Quiet Enjoyment	26
	(a) Designated Use	26
	(b) Alterations and Improvements	26
	(c) Compliance With Governmental Requirements	26
	(d) Permitted Contests	27
	(e) Quiet Enjoyment	27
10.	Exclusivity and Restrictive Covenant	27
	(a) Grant of Exclusivity	27
	(b) Conditions of Grant	27
	(c) Restrictive Covenant	28
	(d) Right of First Refusal	28
	(e) Memorandum of Restrictive Covenant	28
11.	Covenants Regarding Operation	28
	(a) Maximization of Revenues	28
	(b) Particular Operations	29
	(c) Illegality of Gaming Operations	29
	(d) Compliance with Rules of American Gaming Association	29
	(e) Landlord Inspections	29
12.	Assignment and Subletting	30
	(a) Landlord’s Consent Generally	30
	(b) Procedures for Assignment and Subletting	30
	(c) Stated Criteria	31
	(d) Consideration and Expenses	31
13.	Reporting Covenants	32
14.	Insurance	33
	(a) Insurance During Work	33
	(b) Insurance Upon Project Opening	34
	(c) Quality of Coverage	35
	(d) Renewal of Coverage	35
	(e) Waiver of Subrogation	36
	(f) Additional Insurance	36
15.	Damage and Destruction	36
	(a) Casualty Termination	36
	(b) Casualty Reconstruction	36
16.	Condemnation	37
	(a) Definitions	37
	(b) Defense of Taking	37

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	(c) Total Taking	37
	(d) Termination from Taking	38
	(e) Partial Taking - Termination or Arbitration	38
	(f) Partial Taking - Reconstruction	38
	(g) Temporary Taking	39
17.	Non-Disturbance and Attornment	39
18.	Leasehold Mortgages	40
	(a) Right to Leasehold Mortgage	40
	(b) Terms of Leasehold Mortgage	40
19.	Indemnification	42
	(a) Indemnity Generally	42
	(b) Defense	42
	(c) Environmental Indemnity and Release	42
	(d) Survival of Indemnity	43
20.	Right of Entry	43
21.	Limitation of Claims	43
22.	Attorneys’ Fees and Expenses	43
23.	Late Payments	43
24.	Tenant’s Right to Terminate the Lease	44
25.	Default and Remedies	44
	(a) Tenant’s Default	44
	(b) Cure or Remedies	45
	(c) Surrender of Property	45
	(d) Reletting of Property	46
	(e) Direct Damages	46
	(f) Additional Damages	46
	(g) Waiver of Automatic Stay	47
	(h) Waiver of Jury Trial	47
	(i) Additional Remedies	47
	(j) Landlord’s Default	47
26.	Remedies Cumulative	48
27.	Surrender of Property	48
28.	Cure of Tenant’s Default	48
29.	Notices	49
30.	Arbitration of Certain Disputes	49
	(a) Arbitration of Specific Disputes	49
	(b) Arbitration Procedures	49
31.	Estoppels	50
32.	Relationship of Parties	50
33.	No Broker	50
34.	Conflict of Interest	50
35.	Entire Lease	51
36.	Survival of Covenants	51
37.	Binding Effect	51
38.	Time of the Essence	51
39.	Venue	51

4

LEASE AND DEVELOPMENT AGREEMENT

THIS LEASE AND DEVELOPMENT AGREEMENT (the “Lease”) is made and entered into as of this                      day of     , 2004 (the “Effective Date”), by and between the ST. LOUIS COUNTY PORT AUTHORITY, a public body corporate and politic of the State of Missouri (“Landlord”) and PINNACLE ENTERTAINMENT, INC., a Nevada corporation (“Tenant”);

R E C I T A L S

A. Landlord has been created as a public body corporate and politic duly organized and existing pursuant to Chapter 68 of the Revised Statutes of Missouri and is charged with the responsibility of developing the riverfront area of the unincorporated portion of St. Louis County. In connection with such duties and responsibilities, to promote the general welfare, to encourage capital investment in St. Louis County generally, Landlord solicited the submission of proposals for the development and operation of a gaming facility and related development.

B. Landlord is the owner, subject to the Exceptions (defined herein) of an approximate 80 acre tract of Land, together with the improvements thereon, located in the Lemay area of St. Louis County (“Landlord’s Property”), as described on Exhibit A attached hereto.

C. In response to Landlord’s request for development proposals, Tenant submitted to Landlord a certain Project Proposal (the “Project Proposal”) for the construction and development of (1) a minimum 90,000 square foot “indoor floating” gaming facility to be located on an approximate 56 acre portion of Landlord’s Property (the “Property”), configured generally as depicted in the preliminary site plan (the “Preliminary Site Plan”) shown on Exhibit B or as otherwise agreed to by Landlord and Tenant pursuant to the provisions of this Lease (the “Gaming Facilities”), (2) approximately 280,000 square feet of retail, entertainment and/or commercial facilities to be located on the Property (the “Commercial Facilities”), (3) additional community and recreational facilities to be located on the remaining 24 acre tract of Landlord’s Property (the “Park Property”) configured generally as depicted in the Preliminary Site Plan shown on Exhibit B or in the Lemay area (the “Community Facilities”), and (4) an access route to the Property (the “Project Roadway”), all as hereinafter described or provided for, together with the further commitments and undertakings described herein and aggregating a total investment of not less than $300,000,000 (collectively, the “Project”).

D. Tenant agreed to apply to the Missouri Gaming Commission (the “Commission”) for one or more licenses, as necessary, to operate the Gaming Facilities (including the Casino, as hereinafter defined) at and from the Property (“Gaming Licensure”), to pay certain rentals to Landlord in consideration of the opportunity to develop and operate the Gaming Facilities and the Commercial Facilities, and to designate the County as the “home dock” for the On-Site Project, all as hereinafter set forth.

E. Upon satisfaction of certain conditions described herein and receipt of the required approvals from the Commission, Tenant has agreed, at Tenant’s sole cost and expense, to construct, develop and operate the Gaming Facilities and the Commercial Facilities (together, including the required Project Roadway, the “On-Site Project”) and to construct and develop or cause the construction and development of the Community Facilities, all in accordance with the terms and conditions of this Lease.

F. In order to promote the economic development of the Lemay area and the County, and in consideration of the Project Proposal, the financial incentives to Landlord, the special and unique qualifications of the Tenant in the development and operation elsewhere of gaming projects, and the covenants and promises of the Tenant under this Lease, Landlord approved the Project Proposal, and the St. Louis County Council (the “Council”) enacted Ordinance Number              that approves this Lease, and passed Ordinance Number              requesting that the Missouri Gaming Commission (the “Commission”) select such proposal for its priority investigation.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, Landlord and Tenant agree as follows:

1. Effectiveness of Lease/Demise of Property. This Lease shall be deemed effective and binding on the parties as of the Effective Date subject to the satisfaction of the conditions set forth in Section 2 hereof and the occurrence of the Commencement Date pursuant to Section 3 hereof. Subject to the terms and conditions of this Lease, Landlord hereby demises and leases to Tenant, and Tenant hereby leases and takes from Landlord, the Property, for the Term (as hereinafter defined).

(a) Landlord’s Ownership. Landlord represents and warrants to Tenant that Landlord is the owner of the Landlord Property, subject to the following matters (collectively, the “Exceptions”): (i) covenants, restrictions, easements, liens, encumbrances and any other matters of record affecting the Property; (ii) present and future federal, state and local zoning and land use laws, ordinances and restrictions affecting the Landlord Property or the use thereof; (iii) any state of facts which an accurate survey or an inspection of the Landlord Property and the Mississippi River would show; (iv) the Lease dated April 1, 2002 between Landlord and Jefferson Barracks Marine Service, Inc. (v) special assessments now or hereafter becoming a lien against the Landlord Property; and (vi) general property taxes and assessments for the current and subsequent tax fiscal years affecting the Landlord Property.

(b) Landlord’s Property Documents. Except as expressly provided in this Lease, Landlord makes no representation and provides no warranty to Tenant of any kind whatsoever regarding (i) the existence or nature of any Exceptions, (ii) the condition of the Landlord Property or the Mississippi River (including, without limitation, any environmental matters), (iii) the suitability of the Landlord Property for any aspect of the Project, or (iv) the feasibility of Tenant’s development and operation of the Project on, at or from the Landlord Property. Tenant acknowledges receipt from Landlord of the following: (i) an owner’s policy of title insurance dated October 9, 1987 relating to the Landlord Property and issued by Ticor Title Insurance Company; (ii) a survey dated July

7, 1987 relating to the Landlord Property and prepared by Pitzman’s & Co. Surveyors and Engineers, (iii) certain environmental reports and studies conducted in respect of the Landlord Property dated January 30, 1981, March 12, 1981, January 1986 and June 1986, respectively, and prepared by Envirodyne Engineers, Inc., and (iv) Phase I Environmental Site Assessment 30 Acres-NL Industries Site dated August 8, 1995 prepared by Thompson Engineering Testing, Inc., Phase II Subsurface Assessment dated October 20, 1995 prepared by Thompson Engineering Testing, Inc., Final Report Demolition and Select Environmental Remediation dated December 27, 2001, Site Investigation Report dated September 7, 2000 prepared by Shannon & Wilson, Inc., PCB Investigation Report dated October 25, 2001 prepared by Shannon & Wilson, Inc., PCB 6 Investigation Report dated May 22, 2003 prepared by Shannon and Wilson, Inc., and miscellaneous correspondence as provided by Shannon and Wilson in the Report Summary dated March 8, 2004 delivered on compact disc. In addition, promptly after the Effective Date, Landlord shall make reasonable efforts to locate all documents in its possession, custody or control relating to the Property and to make same available to Tenant for Tenant’s examination (and copying, at Tenant’s sole expense), at Landlord’s offices during Landlord’s regular office hours, subject to the same understandings and disclaimers as govern the delivery of the title policy, survey and environmental reports described in Section 2(a), and subject to the further understanding that Landlord makes no representation or warranty that any documents which are provided Tenant constitute the only documents in Landlord’s possession or control relating to the Landlord Property. Tenant acknowledges that all materials delivered to Tenant by Landlord or any department, agency or office of the County are provided solely for informational purposes to assist Tenant in Tenant’s due diligence, that the same do not constitute representations or warranties by Landlord or the County, and that Tenant shall rely on Tenant’s own evaluations, inspections and testing of the Landlord Property in determining the suitability of the Landlord Property and the feasibility of the Project.

(c) Escrow Agreement, Prepaid Rent and Deposits. Landlord and Tenant have established the following escrow accounts (the “Escrow”) with an escrow agent mutually acceptable to Landlord and Tenant (the “Escrow Agent”) pursuant to an agreement dated as of the date hereof by and among Landlord, Tenant and the Escrow Agent (the “Escrow Agreement”):

(i) Not later than one Business Day following the Effective Date, Tenant shall deposit the amount of One Million Five Hundred Thousand Dollars ($1,500,000) as prepaid rent (the “Prepaid Rent”) in the Escrow which shall be held in trust by the Escrow Agent in accordance with the Escrow Agreement and the provisions hereof. The Escrow Agent shall release the Prepaid Rent to the Landlord on the Commission Acceptance Date (as hereafter defined in Section 2(f)(iii)); provided the Title and Survey Condition and the Zoning Condition (as defined in Section 2(a) below) have been satisfied or waived. The Prepaid Rent shall be deemed earned in full by Landlord as of the Commission Acceptance Date (provided the Title and Survey Condition and the Zoning Condition have been satisfied or waived) but shall be applied to and credited against Tenant’s rental obligations under Section 5 if the Commencement Date shall occur.

(ii) Not later than one Business Day following the Effective Date, Tenant shall deliver to the Escrow Agent two (2) deposits, one in the amount of Two Hundred Fifty Thousand Dollars ($250,000) (the “First Deposit”) and one in the amount of Seven Hundred Fifty Thousand Dollars ($750,000) (the “Second Deposit”). The Prepaid Rent, the First Deposit and the Second Deposit shall be released by the Escrow Agent to Tenant if Tenant shall timely elect to cancel or terminate this Lease due to a failure of the Title and Survey Condition pursuant to Section 2(b), or a failure of the Zoning Condition pursuant to . Section 2(c). The Prepaid Rent, and the Second Deposit shall be released by the Escrow Agent to the Tenant if the Tenant shall timely elect to cancel or terminate this Lease due to a failure of the Suitability Condition pursuant to Section 2(d) and the First Deposit shall be released to the Landlord. If Tenant shall fail to timely cancel or terminate this Lease in accordance with the provisions of Section 2(b), 2(c) or 2(d), then the Escrow Agent shall release the First Deposit to Landlord, and the Escrow Agent shall continue to hold the Prepaid Rent and the Second Deposit, subject to the provisions of subsection (i) above and subsection (iii) below. The First Deposit shall be deemed earned in full by Landlord upon receipt but shall be applied to and credited against Tenant’s rental obligations under Section 5 if the Commencement Date shall occur.

(iii) The Second Deposit shall be released by the Escrow Agent to Tenant if Tenant shall timely elect to cancel or terminate this Lease due to a failure of the Environmental Condition in accordance with the provisions of Section 2(e) or a failure of the Suitability Condition pursuant to Section 2(d). If Tenant shall fail to timely cancel or terminate this Lease in accordance with the provisions of Section 2(d) or 2(e), the Escrow Agent shall deliver the Second Deposit to Landlord as consideration for Tenant’s continuing right to terminate this Lease in the event of a failure of the Site Permit Condition pursuant to Section 2(g) or of the Remediation Condition pursuant to Section 2(h). The Second Deposit shall be deemed earned in full by Landlord upon receipt but shall be applied to and credited against Tenant’s rental obligations under Section 5 if the Commencement Date shall occur.

(d) Letters of Credit. Each of the Prepaid Rent, the First Deposit and the Second Deposit may be delivered to the Escrow Agent in the form of a standby letter of credit (a “Letter of Credit”) issued by a national bank which shall state that such letter of credit may be drawn upon by the Escrow Agent (and the cash realized from such draw applied as provided in this Lease) upon delivery to the Escrow Agent of a certificate signed by an official of the Landlord stating that all conditions to Landlord’s entitlement to the sums to be drawn thereon set forth in this Lease have been satisfied (a “Draw Certificate”). Upon Escrow Agent’s receipt of the Draw Certificate or in the event that the applicable Letter of Credit is not renewed prior to its expiration, the applicable Letter of Credit shall be drawn down and the cash realized shall be delivered to the Landlord.

(e) Tenant’s Access to Property. Tenant shall have access to the Property, and the Park Property, if applicable, at any and all times after the Effective Date for the purposes of enabling Tenant to satisfy the Conditions (defined in Section 2 hereof), including, but not limited to, title work, surveying, environmental testing, evaluation and inspections of the Property for determining the feasibility of the construction and operation of the On-Site Project, which inspections shall include, but shall not be limited to soil tests and subsurface borings, and for environmental remediation (the “Predevelopment Work”). Tenant hereby indemnifies and holds Landlord harmless from and against any and all loss, cost, damage, claim, demand or expense resulting from any death or injury to persons or loss of or damage to property, real or personal, or the filing of any lien for labor or materials or any other claim whatsoever, arising out of or in connection with the Predevelopment Work performed on the Property by Tenant, its employees, agents, contractors and invitees, and such indemnity and hold harmless shall survive any termination of this Lease for whatever reason. If this Lease is canceled or terminated prior to the Commencement Date (defined in Section 3 hereof), Landlord shall have the right by delivery of written notice to Tenant, to require Tenant, at Tenant’s sole cost and expense, to demolish and remove any and all improvements theretofore constructed on the Property by Tenant.

2. Commencement Date Conditions and Pre-Commencement Date Covenants.

(a) Commencement Date Conditions Generally. Tenant shall have the respective periods set forth below following the Effective Date within which to satisfy or waive certain conditions subsequent to the continuing effectiveness of this Lease (individually, a “Condition” and collectively, the “Conditions”). The Conditions relate to (i) Tenant’s approval of the quality of Landlord’s title to the Property (the “Title and Survey Condition”), (ii) the occurrence of the rezoning of the Property required by Tenant (the “Zoning Condition”), (iii) Tenant’s initial determination that the cost to remediate environmental conditions affecting Landlord’s Property in accordance with the requirements of this Lease (the “Environmental Remediation”) and elsewhere in conjunction with road development will not exceed the amount established for such work in Tenant’s Project budget (the “Remediation Budget”) provided to and approved by Landlord (the “Environmental Condition”), (iv) Tenant’s determination that it has no other objections to the soils and subsurface conditions of the Property from the standpoint of design and Project engineering within the overall limits of the Project budget for the proposed On-Site Project (“Soils and Engineering Suitability Condition”), (v) Tenant’s determination after commencement of the Environmental Remediation that the Remediation Budget will not be exceeded (the “Remediation Condition”), (vi) the occurrence of the Commission Acceptance Date (the “Commission Acceptance Date Condition”); and (vii) Tenant’s receipt of all permits required to construct and develop the On-Site Project on terms and conditions which are acceptable to Tenant, including without limitation all governmental permits and approvals required to construct and develop the Required Roadway along either of the two optional routes depicted in Exhibit D attached hereto (the “Site Permit Condition”) (collectively; the “Conditions”). In the event that Tenant fails to provide Landlord with timely notice with respect to whether or not a Condition has been satisfied or waived, such Condition shall be deemed to have been waived. Each of the Conditions shall also constitute a covenant on the part of Tenant to utilize its commercially reasonable efforts to satisfy such Condition, to the extent satisfaction of such Condition is within the control of the Tenant.

(b) Title and Survey Condition. On or before one hundred twenty (120) days after the Effective Date, Tenant shall obtain, at Tenant’s sole risk, cost and expense, copies of all Exceptions appearing in the commitment for a leasehold policy of title insurance issued to Tenant on the Effective Date and a survey and resubdivision plat to be prepared by a licensed Missouri surveyor which will show the Property and the Park Property in accordance with the Preliminary Site Plan and the legal descriptions thereto and which shall become Exhibit F to this Lease. Landlord agrees to cooperate fully with Tenant in connection with Tenant’s preparation of the legal descriptions and designation of easements affecting the Park Property as reflected on the resubdivision plat, and Landlord further agrees not to unreasonably withhold its approval with regard to such matters. In the event Tenant in its discretion objects to any matter contained in the commitment, to any of the Exceptions or to any matter disclosed on the survey, Tenant shall so advise Landlord prior to the expiration of such 120 day period, whereupon Landlord shall have 10 days within which to advise Tenant whether Landlord will cure or remove the matter or Exception objected to by Tenant. If Landlord fails to timely notify Tenant that it will cure or remove the matter or Exception objected to by Tenant, or elects not to do so, Tenant shall have the option, if exercised by delivery of written notice to Landlord not later than 20 days after expiration of Landlord’s 10 day response period, to cancel this Lease without further obligation or liability on the part of either party to the other, subject to the provisions of Section l(c). All matters and Exceptions which are not objected to, or which are waived, by Tenant shall be deemed “Permitted Exceptions” for all purposes under this Lease. If Tenant fails to cancel this Lease within such 20 day period, Tenant’s objection to such Exception or matter shall be deemed waived.

(c) Zoning Condition. On or before sixty (60) days after the Effective Date, Landlord shall apply to the County Planning Commission for rezoning of the Property to the “C-8” classification, so as to enable Tenant to construct and operate the On-Site Project as contemplated by Tenant in the Project Proposal at and from the Property; provided, however that Landlord shall not be obligated to incur any out-of-pocket or third-party costs and expenses in connection with such application. Tenant shall provide to Landlord such information and documentation as may be necessary and appropriate to enable Landlord to apply for the rezoning. In the event the Property is not so rezoned (or, if so rezoned, in the event the conditions of such rezoning are not acceptable to Tenant in its reasonable discretion) pursuant to County ordinance within 180 days after the Effective Date (which deadline may be extended upon mutual agreement of the parties), Tenant shall have the option, if exercised by delivery of written notice to the other party not later than the expiration of such 180 period, to cancel this Lease without further obligation or liability on the part of either party to the other, subject to the provisions of Section l(c). Tenant shall be responsible for providing the County Planning Commission with all information required of Tenant by the County Planning Commission.

(d) Soils and Engineering Suitability Condition. Tenant shall have a period of one hundred twenty days to otherwise investigate the property and to determine that it has no other objections to the suitability of the Property from the standpoint of soil and subsurface conditions for engineering and design within the overall limits of the Project budget. If within 120 days of the Effective Date, Tenant in its discretion objects to the suitability of the Property on account of said conditions (the “Suitability Condition”), Tenant shall so advise Landlord prior to the expiration of such 120 day period and said Lease shall be canceled without further obligation or liability on the part of either party to the other, subject to the provisions of Section l(c). If Tenant fails to cancel this Lease within such 120 day period, the Suitability Condition shall be deemed satisfied.

(e) Environmental Condition. On or before one hundred eighty (180) days after the Effective Date, Tenant shall conduct, at Tenant’s sole risk, cost and expense, such inspections, investigations, evaluations, testing, and sampling of Landlord’s Property as Tenant may require in order to determine whether and to what extent any hazardous waste, pollutant, toxic pollutant, hazardous substance, extremely hazardous substance, hazardous material, toxic substance, infectious waste, radioactive material, solid waste or similar material or substance, including but not limited to waste oil, petroleum, natural gas, and/or their components and distillates, polychlorinated biphenyls, and/or asbestos containing materials, exist or have been released on or from Landlord’s Property (collectively, “Hazardous Substances”), and the estimated cost to Tenant to remediate such Hazardous Substances to a level or levels sufficient to meet the applicable requirements of the Missouri Department of Natural Resources (or any other governmental authority having jurisdiction over or which are charged with the responsibility of approving or otherwise reviewing such remediation work) for issuance of a “no further action letter” or equivalent closure certification considering and allowing for appropriate engineering controls and applicable cleanup levels (“Environmental Remediation”). It is understood and agreed that the environmental inspections to be conducted by Tenant may include tests for among other things, oil drums or barrels, or other refuse, underground storage tanks, oil substances, printer’s ink, or chemicals in the ground, or on or within Landlord’s Property, or within the water, asbestos, and other waste piles on or below the surface of Landlord’s Property. In the event a qualified environmental contractor engaged by Tenant and approved in writing by Landlord shall certify to Tenant and Landlord that the cost of the Environmental Remediation will likely exceed the Remediation Budget, Tenant shall have the right to terminate this Lease by delivery to Landlord of written notice of such election within 30 days following the issuance of such certificate, and neither party shall have any further obligation or liability to the other, subject to the provisions of Section l(c). If Tenant fails to cancel this Lease within such 30 day period, Tenant shall be deemed to have waived the Environmental Condition and, subject only to Tenant’s satisfaction or waiver of the Remediation Condition, to have accepted the environmental condition of Landlord’s Property.

(f) Commission Acceptance Date Condition. The continuing effectiveness of this Lease shall be subject to satisfaction of the Commission Acceptance Date Condition as described below:

(i) Not later than thirty (30) days following the Effective Date, Tenant shall apply to the Commission for a license permitting Tenant to construct, develop and operate the Casino and the balance of the On-Site Project as contemplated in this Lease (“Gaming Licensure”). Tenant shall use its best efforts to obtain Gaming Licensure, and Landlord shall fully and actively support, endorse and diligently assist Tenant in such effort, provided Landlord shall not be obligated to incur any out-of-pocket or third party expenses for Tenant’s benefit or pay any monies to Tenant or any other party.

(ii) Tenant agrees to deliver to Landlord a copy of the transmittal correspondence for Tenant’s application to the Commission and a copy of each and every material notice delivered to or received from the Commission by Tenant. As used in this subsection (ii), a “material notice” shall be any notice substantively bearing upon the availability of Gaming Licensure or affecting the occurrence of the Commencement Date or Project Opening. Except as provided in subsection (iii) below, Tenant shall not withdraw Tenant’s application for Gaming Licensure prior to any termination of this Lease.

(iii) The date following when the Investigation Date (as hereafter defined) has occurred; and when the Commission has approved the Tenant’s Preliminary Site Plan, “Permanent Docking Plan,” compliance with the Commission’s rules on riverboat gaming history and location within 1000 feet of the main channel of the Mississippi River shall have occurred; and Landlord shall have accepted Tenant’s Preliminary Site Plan, is hereinafter referred to as the “Commission Acceptance Date.” For purposes hereof, the term “Investigation Date” shall mean the date the Tenant is selected for a suitability investigation by the Commission. Landlord or Tenant shall have the right to terminate this Lease if, notwithstanding Tenant’s timely application for and diligent pursuit of Gaming Licensure, (A) the Commission Acceptance Date has not occurred on or before the expiration of the fourteen (14) month period commencing on the Effective Date (the “Acceptance Date Deadline”); provided however, that if Tenant has timely applied for and diligently pursued Gaming Licensure, Tenant may at its option extend the Acceptance Date Deadline by an additional 12 month period by providing written notice to Landlord, or (B) Tenant reasonably determines, based on communications with or information received from the Commission staff, that the Commission will not commence the Investigation before the Acceptance Date Deadline. In no event will the Commission Acceptance Date be extended on account of claimed Unavoidable Delays pursuant to Section 4(n).

(iv) Landlord acknowledges that Commission approval of the Preliminary Site Plan attached hereto as Exhibit B shall constitute a fundamental requirement for Gaming Licensure. Accordingly, the parties agree to cooperate with each other in good faith to address and implement such changes to the Preliminary Site Plan (including roadway access) as may be required by the Commission as a condition to Gaming Licensure, and each party agrees not to unreasonably withhold or condition its consent to any such required change.

(v) If Landlord or Tenant desire to cancel or terminate the Lease in accordance with the provisions of subsection (iii) above, then the party desiring to so cancel the Lease shall so advise the other party within 30 days of the expiration of the period described in subsection (iii) above and said Lease shall be canceled without further obligation or liability on the part of either party to the other, subject to the provisions of Section l(c). If Landlord or Tenant fails to cancel this Lease within such 30 day period, the Commission Acceptance Date Condition shall be deemed satisfied.

(g) Site Permit Condition. As used in this Lease, the term “Site Permits” shall mean all land use, construction and operational permits or licenses which the U.S. Army Corps of Engineers (the “Corps”) or any other governmental entity having jurisdiction over Landlord’s Property deems necessary in order for Tenant to construct and operate the On-Site Project (including roadway construction) in accordance with the requirements of this Lease; provided, however, that Site Permits shall not include permits which are to be issued following the commencement of construction of the On-Site Project, such as, by way of example, plumbing, electrical and similar type permits and occupancy permits, all of which shall be obtained following commencement of construction in due course by Tenant. Similarly, the Gaming License issued following completion of construction and readiness for public opening of the Casino shall not be deemed a Site Permit. Tenant shall make application for all Site Permits at the earliest practical opportunity. Tenant shall use its best efforts to obtain the Site Permits, and Landlord shall fully and actively support, endorse and diligently assist Tenant in all such efforts, provided Landlord shall not be obligated to incur any out-of-pocket or third party expenses for Tenant’s benefit or pay any monies to Tenant or any third party. Tenant agrees to keep Landlord apprised as to Tenant’s progress in securing Site Permits and to deliver to Landlord a copy of each and every material notice delivered to or received by Tenant. As used in this subsection (g), a “material notice” shall be any notice substantively bearing upon the availability of the Site Permits or affecting Project Opening. Tenant shall not withdraw Tenant’s application for any of the Site Permits prior to any termination of this Lease. If the Site Permit Condition has not been satisfied or waived by Tenant within six (6) months following the Commission Acceptance Date, which date may be extended by Tenant on account of Unavoidable Delay delays pursuant to Section 4(n) for a period not to exceed the later to occur of twenty-four (24) months following the Effective Date or eighteen (18) months following the Commission Acceptance Date, Tenant shall have the right to terminate this Lease by delivery of written notice of such election to Landlord; provided, however, that if Tenant shall terminate this Lease pursuant to this subsection (g) after Tenant has commenced the construction of improvements on Landlord’s Property, Landlord shall have the right to require Tenant, as a condition to termination of this Lease, to demolish and remove all such improvements, and in any event the indemnity and hold harmless provisions of Section l(e) shall remain in full force and effect.

(h) Environmental Remediation Condition. Not later than sixty (60) days next following the later to occur of (1) the Commission Acceptance Date and (2) the date that Tenant has satisfied or waived all Conditions other than the Remediation Condition, Tenant shall perform the following obligations:

(i) Tenant shall reimburse Landlord for the full amount of all HUD Empowerment Zone funds previously expended by Landlord in the amount of up to $500,000 in conjunction with environmental studies and remediation performed on Landlord’s Property as a result of the release of Hazardous

Substances on or from Landlord’s Property and for which Landlord is required to reimburse HUD for all amounts (“Empowerment Zone Reimbursement”). Landlord presently holds an additional $1,000,000 in Empowerment Zone funds and Tenant shall reimburse all or any portion of said funds expended by Landlord in the environmental remediation of Landlord’s Property, concurrently with payment of the Empowerment Zone Reimbursement, provided, however, (1) Landlord shall use commercially reasonable efforts to hold such funds until Tenant is able to commence the Environmental Remediation and to consult with Tenant prior to using such funds to determine whether use of such funds is consistent with Tenant’s plans for the Project; (2) if Landlord determines that it is obligated to refund said $1,000,000 or perform environmental remediation prior to the date Tenant is required to commence the Environmental Remediation, and if Landlord elects to spend all or any portion of said funds toward environmental remediation, Landlord agrees to first provide Tenant with a remediation work plan for Tenant’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed, for the purpose of assuring that Landlord’s expenditures will be consistent with Tenant’s objectives and obligations in performing the Environmental Remediation, such that Tenant will not lose any material benefit in reimbursing Landlord for the cost of Landlord’s work pursuant to this subsection (h)(i); and (3), if and to the extent Landlord has not theretofore applied the $1,000,000 as provided in clause (2), at such time as Tenant shall have spent $1,000,000 in site remediation costs, or such lesser amount as Landlord shall have spent under clause (2) (exclusive of administrative costs, consulting fees and the like), Landlord shall refund to HUD said $1,000,000, or the unspent balance of said $1,000,000, as applicable. The Empowerment Zone Reimbursement and all other costs to perform Environmental Remediation, including all subsequent reimbursement of Empowerment Zone Funds pursuant to this subsection (h)(i), shall be fully credited against the $300,000,000 aggregate investment requirement and the Remediation Budget Landlord shall assign to Tenant all of Landlord’s rights to obtain cost recovery, indemnity, or other reimbursement for any such funds paid by Tenant under this paragraph from any insurance company, state or federal Brownfields program, the Missouri Petroleum Storage Tank Insurance Fund, or other third party, including but not limited to NL Industries, and shall cooperate with and assist Tenant in obtaining such cost recovery, indemnity, or other reimbursement; provided, however, (1) Tenant shall indemnify and hold Landlord harmless from and against any loss, cost, damage, claim, demand or expense, including reasonable attorneys’ fees and expenses, arising out of Tenant’s pursuit of said claim or its defense of any counterclaim; (2) if Tenant’s recovery pursuant to such assignment shall exceed the amounts expended by Tenant on Environmental Remediation and Tenant’s related out-of-pocket litigation costs, including attorneys’ and third party experts’ fees and expenses, the excess funds shall be divided equally between Landlord and Tenant; and (3), upon any termination of this Lease occurring prior to the end of the tenth (10th) Lease Year, Tenant shall re-assign all claims to Landlord at Landlord’s request and Tenant shall have no further right to share in any damage or settlement award or claim.

(ii) Tenant shall submit to Landlord for Landlord’s approval, its plan for remediation of Landlord’s Property (the “Remediation Plan”) and a proposed schedule of the Environmental Remediation of Landlord’s Property (the “Remediation Schedule”). Landlord’s approval of the Remediation Plan shall not be unreasonably withheld or delayed. In all events, Landlord shall approve or disapprove of the Remediation Plan within 30 business days after Landlord’s receipt of same, and any disapproval shall be specific as to the reasons. Tenant shall be given adequate time and opportunity to correct such matters which Landlord has identified as the basis for such disapproval. If Landlord does not approve or disapprove such Remediation Plan within 30 business days after Tenant’s submission, then such Remediation Plan shall be deemed approved for all purposes under this Lease. Landlord’s approval of the Remediation Plan shall not be deemed to constitute acceptance by Landlord of any liability in connection with the Remediation Plan. Provided this Lease shall remain in full force and effect, Tenant shall have the right to pursue cost recovery, indemnity or other reimbursement from third parties for any environmental assessment or remediation work performed by Tenant as contemplated in this Lease. Landlord hereby assigns to Tenant all of Landlord’s rights to obtain such cost recovery, indemnity, or other reimbursement from any insurance company, state or federal Brownfields program, the Missouri Petroleum Storage Tank Insurance Fund, or other third party, including but not limited to NL Industries, and shall cooperate with and assist Tenant in obtaining such cost recovery, indemnity or other reimbursement, subject to the three (3) provisos set forth at the end of subsection (h)(i) above. If Tenant has commenced Environmental Remediation, any delays in completion of Environmental Remediation beyond the completion date projected in the Remediation Schedule shall be allowed on account of Unavoidable Delay properly claimed and documented by Tenant, and any such Unavoidable Delay shall allow Tenant to delay commencement of construction of improvements pursuant to Section 3(a).

(iii) In the event that after commencement of Environmental Remediation, Tenant shall discover that the Remediation Budget will likely be exceeded, Tenant shall have the right to terminate this Lease by delivery of written notice to Landlord; provided, however, (1) Tenant shall obtain the same certification required under Section 2(e), and (2) Landlord shall have received the Second Deposit from the Escrow Agent. If Tenant shall terminate this Lease pursuant to this subsection (iii), the indemnity and hold harmless provisions of Section l(e) shall remain in full force and effect, and, if any part of Landlord’s Property shall have been excavated but not remediated prior to such termination, Tenant shall complete the Environmental Remediation applicable to such excavated area or fill the excavated area in accordance with applicable Governmental Requirements.

(iv) Landlord agrees to enter into any agreements and record any restrictive covenants, easements or other instruments reasonably necessary or appropriate to establish institutional controls as may be reasonably required by the Missouri Department of Natural Resources to achieve final site closure under the

Voluntary Cleanup Program or to allow Tenant to enter into such agreements and record such institutional controls will be compatible, and will not prohibit or substantially interfere, with the development, construction, and/or use of Landlord’s Property as intended by Tenant and shall be in a form generally acceptable to the Tenant and Landlord.

(v) In the event Tenant elects to obtain environmental insurance, Landlord shall cooperate with Tenant in it obtaining such insurance, and Landlord shall be an additional named insured with respect to such insurance, as its interest may appear.

(i) Landlord’s Obligations. In connection with Tenant’s review of matters relating to the Conditions, Landlord agrees to cooperate with Tenant and to use its best efforts to cure any objection raised by Tenant which Landlord, as owner of the Property, has the ability to cure; provided, however, such “best efforts” shall not be deemed to require Landlord to undertake litigation or to pay monies to third parties or to Tenant. In electing to cure any objection raised by Tenant, Landlord shall advise Tenant concerning the manner and timing of such cure, and Tenant shall have the right to approve or disapprove such matters. Failure of the parties to agree as to the manner or timing of the cure offered by Landlord shall have the same effect as though Landlord had not offered to cure such objection.

(j) Acceptance of Property. Tenant’s satisfaction or waiver of each of the Conditions shall constitute Tenant’s unconditional acceptance of the Property and Landlord’s substantial and material compliance with any commitment made by Landlord to satisfy any objection raised by Tenant. From and after the Effective Date, Landlord shall not subject the Property to any liens or encumbrances not expressly permitted by this Lease without the prior written consent of Tenant.

3. Term of Lease.

(a) Commencement Date. The term of this Lease (the “Term”) shall commence on the date any part of the Casino is open to the public for gaming (“Project Opening” or the “Commencement Date”). The Commencement Date shall occur, subject to the terms of this Lease, including without limitation Section 2(h)(ii), not later than 36 months following the later of the Commission Acceptance Date or that date when the Tenant has received all of the Site Permits. The Term shall expire on the 99th anniversary of the day prior to the Commencement Date.

(b) Early Termination of Lease by Tenant. Except as provided in Section 24, this Lease may be terminated by Tenant solely upon (i) the repeal or invalidation of the law permitting gaming in the State of Missouri and consequent cessation of Tenant’s business at the Property, (ii) the occurrence of a condemnation in accordance with the applicable provisions of Section 15, or (iii) if there is an enactment by a governmental authority of taxes or similar impositions so significant that the operation of the casino business at the Gaming Facilities is no longer profitable based on Missouri riverboat gaming industry expected rates of return for the invested assets in question as substantiated by a financial analysis performed by an independent third party acceptable to both the Landlord and the Tenant.

(c) Memorandum of Commencement Date. Landlord and Tenant shall each execute a memorandum prepared by Landlord and reasonably acceptable to Tenant confirming the Commencement Date of this Lease, such memorandum to become an Exhibit to this Lease. Each successive 12 month annual period occurring subsequent to the Commencement Date shall be deemed a “Lease Year” for all purposes under the Lease.

4. Project Construction and Development.

(a) On-Site Project. Not later than 12 months following the later of the Commission Acceptance Date or the date upon which Tenant receives all Site Permits, but subject to Unavoidable Delay except as may be limited by Section 2(g) and delays caused by Landlord or the County, Tenant shall commence to construct the On- Site Project (including related roadway construction) in a first class manner in accordance with all laws, regulations, ordinances and permit requirements (collectively, “Governmental Requirements”) and otherwise in accordance with the requirements of this Lease (the “Work”). The On-Site Project shall at a minimum, contain the elements and features set forth on Exhibit C (the “Essential Elements”), except as hereinafter provided (the “Project”). Title to Tenant’s personalty and fixtures and Tenant’s Casino comprising the On-Site Project shall at all times during the term of this Lease remain with Tenant, subject to the provisions of Section 5(e).

(b) Submission of Plans. Upon the Commission Acceptance Date, Tenant will undertake completion of architectural plans and working drawings for the On-Site Project (including the roadway and the Gaming Facilities but without elaboration for the Commercial Facilities which Tenant shall be permitted to develop at a later date), consistent with the Preliminary Site Plan comprising Exhibit B (as the same may have been modified pursuant to this Lease) and containing the applicable Essential Elements. Not later than six (6) months following the Commission Acceptance Date, Tenant shall submit to Landlord for Landlord’s approval, a final site plan, footprints, utility plans, exterior renderings, elevations and offsite improvement plans (together, the “Plans”) and a proposed schedule of the applicable Work (the “Work Schedule”) for the construction and development of the On-Site Project.

(c) Approval of Plans. Landlord’s approval of the Plans shall not be unreasonably withheld or delayed; provided that Landlord shall have the right to disapprove the Plans if approval of the same shall preclude the development and construction of the Commercial Facilities in their entirety. In all events, Landlord shall approve or disapprove any proposed Plans within 30 business days after Landlord’s receipt of same, and any disapproval shall be specific as to the reasons. Tenant shall be given adequate time and opportunity to correct such matters which Landlord has identified as the basis for such disapproval. If Landlord does not approve or disapprove such Plans within 30 business days after Tenant’s submission, then such Plans shall be deemed approved for all purposes under this Lease. Landlord agrees that the Property shall be subject to any utility easements referenced in the approved Plans and to execute such easement agreements for the benefit of the On-Site Project. Landlord’s approval of the Plans shall not be deemed to constitute acceptance by Landlord of any liability in connection with the Plans or the applicable Work, such liability and risk being expressly and exclusively borne by Tenant.

(d) Construction and Occupancy Permit Applications. Tenant, at Tenant’s sole cost and expense, shall apply for all permits required to enable Tenant to commence and complete construction of the On-Site Project. Landlord shall endorse and support Tenant’s permit applications to the extent the same are materially consistent with the approved Plans; provided Landlord shall not be required to incur any out-of-pocket or third-party costs or expenses in connection therewith.

(e) Delivery of Property. Landlord’s Property shall be made available to Tenant for commencement of the Work from and after the Commission Acceptance Date, provided Tenant has first obtained such permits as are necessary for commencement of the applicable Work, executed and delivered the necessary construction contracts, established the construction disbursing escrow and delivered to Landlord the insurance certificates, contract assignments, consents and bonds provided for in Section 4(g). Landlord shall have caused the Landlord Property to be lawfully subdivided into the Park Property and the Property and shall be consistent with Tenant’s contemplated ingress and egress by the public to the Project and Tenant’s access to service roads and work areas as shown on the Project design plans and renderings and shall reflect all easements and rights-of way that Tenant has over Landlord’s Property.

(f) Coordination and Inspection of the Work. Landlord shall have the right to inspect and monitor the progress of the Work during regular business hours, on reasonable prior notice to Tenant and without material interference with the Work. Tenant shall advise Landlord as to any material claim pending or threatened in writing by or against Tenant or otherwise involving the On-Site Project and of any anticipated delays in Project Opening during the Work. Within 30 days after the Effective Date, each party will appoint a named representative who shall meet at regularly scheduled intervals. The Landlord’s business representative will work with the Landlord’s representatives and officials and departments of the County to help assure that the On- Site Project obtains timely review of all requested governmental approvals. The Landlord’s representative and the representative of Tenant will also document and notify the appropriate parties regarding any occurrences of Unavoidable Delay during the governmental approval and construction process (if applicable). The Project Representatives shall confer by telephone and fax communication, and shall meet with each other regularly or otherwise on reasonable prior request for the purpose, of conveying and obtaining information and approvals required in connection with the Work. Notices provided by Project Representatives shall be sent and received in accordance with the provisions of Section 29 regarding delivery of Notices.

(g) The Work. Tenant shall proceed in accordance with the applicable Work Schedule with reasonable diligence to obtain all construction permits and to commence and complete the applicable Work in accordance with the applicable Plans, and, subject only to Unavoidable Delays and delays caused by Landlord or the County, the Work Schedule, and to obtain all Occupancy Permits and to open the Gaming Facilities to the public (“Project Opening”) within 24 months following the commencement of the Work. All Work shall be performed by Tenant at the sole risk, cost and expense of Tenant (i) in a first class, workmanlike manner, (ii) free of liens for labor and materials (subject to Tenant’s right to contest liens as provided in this Lease), (iii) subject to commercial liability, builder’s risk and worker’s compensation insurance coverage required under this Lease, (iv) free of all other claims against Landlord or the Project (subject to Tenant’s right to contest liens as provided in this Lease), (v) in compliance with the permits and all Governmental Requirements, and (vi)-as to the Work performed on the Property only, subject to fully-funded construction disbursing escrows with properly qualified, licensed and bonded contractors. Tenant shall be responsible for timely delivery to Landlord of all insurance certificates, construction contracts, bonds, construction disbursing escrows, collateral assignments of construction contracts and the contractors’ consents thereto. Tenant shall obtain and maintain in full force and effect, at Tenant’s sole cost and expense, payment and performance bonds (in a form and issued by a carrier reasonably acceptable to Landlord) equal to 100% of the total cost of the On-Site and Off-Site Projects. Tenant shall deliver to Landlord a certificate of Substantial Completion of the applicable Work issued by Tenant’s architect, and Tenant shall provide evidence of payment of all construction costs. As used herein, “Substantial Completion” shall mean that only insubstantial details of finish construction and installation remain to be performed, and that the applicable Facilities may nonetheless be opened to the public. Tenant agrees that all punch-list items shall be completed as soon as reasonably practical and in no event later than 180 days after Substantial Completion. Tenant shall deliver to Landlord a certificate of Final Completion issued by Tenant’s architect and evidencing the completion of all punch-list items.

(h) Community Facilities. The Community Facilities shall include Tenant’s improvements to the Park Property and the County’s park as shown on the Preliminary Site Plan attached hereto as Exhibit B and the construction of the “Aquatic Center” which Aquatic Center shall have a minimum budget of $4 million. The Tenant and the Landlord shall form a Development Assistance Committee to serve as an advisory board on the location and development of the Community Facilities. The Development Assistance Committee shall have a representative of the Tenant and the Landlord. The County Executive shall appoint up to 5 additional members to serve on the Development Assistance Committee which shall include one representative from the Hancock School District, one representative each from the Lemay and South St. Louis County Chambers of Commerce, one representative from the community at large, and the County Council Member representing the 6th District. The Tenant shall exercise best efforts to complete the Community Facilities within the later to occur of eighteen (18) months following the Commencement Date or the date Landlord shall have acquired ownership and delivered to Tenant control of land where such improvements are to be constructed. The parties agree that Tenant will construct a shell in the park adjacent to the Property and that Tenant will have a license throughout the Term to hold concerts at the shell from time to time. The license shall provide that the Tenant may use the shell for up to four (4) nights a month at no charge to Tenant, provided however, that Tenant shall reimburse the owner of the Park Property for the cost of security and cleanup.

Tenant has established a budget of $20 million to construct the Project Roadway and other off-site improvements and the designated Community Facilities. If following the completion of all improvements within the $20 million budget, there is a surplus budget amount over and above the minimum $4 million, the budget for the Aquatic Center shall be increased by such surplus amount. The Tenant shall complete the Community Facilities at Tenant’s cost and expense. In the event certain Community Facilities and/or the Aquatic Center are located outside of the Park Property, the Landlord and the County shall provide real property at its expense for such offsite Community Facilities. Upon the completion of the construction of the Community Facilities on the Park Property, the Landlord or the County shall take all necessary actions to dedicate the Park Property to the County or the Park District as a park. Subject to the foregoing, if the Tenant fails to complete the Community Facilities within eighteen (18) months following the Commencement Date subject to Unavoidable Delays and other provisions of this Lease, the Landlord may, in its discretion, require that the Tenant forfeit the remaining monies budgeted for the Community Facilities not yet completed to the Landlord (including all funds allocated for the Aquatic Center) together with the sum of $250,000 as liquidated damages for the delay in completion and not as a penalty. In such event, the Tenant shall have no further liability for the Community Facilities and the Landlord shall use all of said such monies to construct improvements not completed by Tenant.

(i) Commercial Facilities. Not later than three (3) years following the Commencement Date, Tenant, at Tenant’s sole cost and expense, shall substantially complete the development and construction of the Commercial Facilities, and place not less than seventy-five percent of the rentable footage of same into service; provided, however, that such three (3) year deadline shall be extended for an additional period of twelve (12) months if Tenant demonstrates that it has pursued such development and construction with reasonable diligence. Tenant shall have the right in Tenant’s discretion to engage any one or more third party developers, retail tenants, contractors, retail consultants, a master retail developer or tenant, or other qualified person or corporation to develop, construct and operate all or any portion of the Commercial Facilities. In the event Tenant fails to timely perform the obligations set forth in this subsection (i), Tenant shall pay to Landlord an additional payment hereunder of $1,000,000 per year (or pro rated if less than year) until Tenant shall have caused the completion of the Commercial Facilities or paid a total of $5,000,000 to the Landlord, which sums will be collected by Landlord as liquidated damages and not as a penalty and in such event, the Landlord shall not have any other rights or remedies against the Tenant with respect to Tenant’s failure to open and operate the Commercial Facilities; provided, however, that if this Lease shall be terminated by Tenant pursuant to the provisions of Section 24 after any such annual payments of $1,000,000 have been paid or have become due and payable, then Landlord’s recovery of amounts due for failure to open and operate the Commercial Facilities, in addition to any payments due under Section 24, shall be limited, effective as of the date this Lease is terminated, to the greater of $3,000,000 or the total amount theretofore paid or due Landlord pursuant to this subsection (i).

(j) Control of Work. Landlord and Tenant agree, subject to applicable Governmental Requirements that performance of the Work shall be subject to the following terms and conditions: (i) Tenant shall have the sole and exclusive right to select any architect construction manager, general contractor and engineer in connection with the design and construction of the Project; (ii) Tenant shall have the sole and exclusive right to select any additional subcontractors, material men, suppliers or any other persons or companies in connection with the construction of the Project; (iii) Tenant shall have the sole and exclusive right to manage, direct, control, coordinate and prosecute the completion and operation of the Project, and Landlord shall cooperate fully in such regard, but at no cost or expense to Landlord; and (iv) Tenant will enter into a mutually beneficial project labor agreement for construction of the Project.

(k) Community Improvement District. At the option of the Tenant, the Tenant and the Landlord, at no additional cost or expense to Landlord, shall cooperate to design and form a Community Improvement District (“CID”) which will, at a minimum, include an agreed-upon area that will generate revenues for the purpose of security, public improvements, maintenance and improving and enhancing the environs in the immediate vicinity of the Project area. The Tenant shall participate in the CID and its representation on the CID Board of Directors shall reflect its financial contribution to the CID. The revenues for the CID shall be in the nature of a special assessment which shall not be based on parking availability or gaming revenues.

(1) Transportation Development District. In the event that the Tenant determines to construct the First Priority Route, the Landlord shall lend all reasonable cooperation, at no additional cost or expense to Landlord, to the County, the City of St. Louis, Tenant and other interested parties in connection with the formation of a Transportation Development District (“TDD”) on mutually agreeable terms and conditions, for the purpose of facilitating the financing, construction, ownership and ongoing maintenance and repair of the First Priority Route by the TDD or any one or more governmental sponsors, and in connection with obtaining any other governmentally required approvals for the First Priority Route.

(m) Project Opening. On or before the date of Project Opening, the parties shall execute a memorandum prepared by Landlord and reasonably acceptable to Tenant confirming the Project Opening date (and the date payments of Minimum Rent or Percentage Rent, as the case may be, shall be due under Section 5), which memorandum shall become an Exhibit to this Lease.

(n) Unavoidable Delays. Neither the Landlord nor the Tenant nor any successor in interest or permitted assign shall be considered in breach or default of their respective obligations under this Lease, and times for performance of obligations hereunder shall be extended in the event of any delay caused by force majeure, including without limitation damage or destruction by fire or casualty; strike; lockout; civil disorder; war; terrorist act; restrictive non-gaming government regulations; lack of issuance of any permits and/or legal authorization by the governmental entity necessary for the Tenant to proceed with construction of the Work or any portion thereof; shortage or delay in shipment of material or fuel; acts of God; unusually adverse weather or wet soil conditions; or other like causes beyond the parties’ reasonable control, including without limitation any litigation, court order or judgment resulting from any litigation affecting the validity of the On-Site Project or this Lease (individually, an “Unavoidable

Delay” and collectively, “Unavoidable Delays”); provided that such Unavoidable Delay shall not be deemed to exist as to any matter where the period of Unavoidable Delay is expressly limited or as to any matter initiated or sustained by the Tenant in bad faith, and provided further that a claim of Unavoidable Delay shall be conditioned upon Tenant notifying the Landlord in writing within sixty (60) days of the commencement of any such claimed event of Unavoidable Delay.

(o) Gaming Related Licensing. The Landlord agrees to cooperate with the Tenant during all phases of licensing for the Project before the Commission including the following:

(i) the Landlord shall recommend to the Commission the selection of Tenant for investigation and licensing for the Project; and

(ii) the parties hereby agree that design changes and regulatory requirements dictated by Commission or other legal or governmental authorities shall be accepted by the parties and implemented by Tenant using its reasonable best efforts and shall not be considered material modifications to the Project unless said changes or requirements have the effect in quantity and/or quality of reducing any of the Project.

(p) Project Access

The Tenant agrees to exercise immediate due diligence to explore two alternative routes for access to the Project defined as the “First Priority Route” and the “Second Priority Route” on the site plan that is attached hereto as Exhibit “E” and incorporated herein by reference. The Tenant’s objective shall be to work with the Landlord and the County at the Tenant’s expense to designate either the First Priority Route or the Second Priority Route as the designated access road for the Project (“Project Roadway”). The Tenant and the Landlord agree as follows:

(i) The Tenant agrees to designate and construct the Project Roadway subject to the terms of this Lease. In the event that the Project Roadway is within the County, the Tenant agrees to submit all original conceptual design and construction plans and specifications for constructing the Project Roadway and any subsequent changes thereto to the County’s Director of the Department of Highways and Traffic for review and approval. The Tenant agrees to construct the Project Roadway, in accordance with the County Code and the terms of its permit. The Tenant agrees to submit completed improvements to the County for its review and acceptance in accordance with applicable provisions of the County Code and the terms of its permit.

(ii) The Tenant agrees to obtain all County permits and fulfill all requirements normally applicable to such Project Roadway. The Tenant shall obtain all necessary and appropriate engineering and land surveying services, ownership and encumbrance reports, legal descriptions, maps, and consulting services related to the design and construction or the Project Roadway. The

Tenant agrees to coordinate with the Landlord the preparation of a plat of survey depicting the ownership and boundaries of all property affected by the construction of the Project Roadway.

(iii) In the event that the First Priority Route is designated as the Project Roadway by the Tenant, the Landlord agrees to lend all reasonable assistance to Tenant in connection with obtaining any required governmental approvals for the First Priority Route and, if applicable, the formation of a TDD, but at no cost or expense to Landlord.

(iv) In the event that the Second Priority Route is designated as the Project Roadway by the Tenant, the Landlord agrees to cooperate with the Tenant and take reasonable actions, at no additional cost or expense to Landlord, in support of the Tenant to obtain state and federal funding for the Project Roadway, to seek Brownfields and/or other incentives from the state of Missouri, to remove any federal encumbrance or regulatory issue, to seek the assistance of the United States Air Force and the Governmental Services Administration to obtain the defense mapping facilities and to obtain all necessary approval and funding from the Missouri Department of Transportation. The cooperation of the Landlord shall include, if necessary, the exercise of the Landlord’s power of eminent domain to acquire any fee or lesser title to any properties within St. Louis County that are necessary to develop and construct the Project Roadway, provided all funds are made available for land acquisition, relocation and related legal and administrative expenses. In such event, the Tenant shall pay for the expenses of the Landlord and shall comply with any requirements under applicable law as to exercise of the power of eminent domain. Landlord shall have the right to enlist the assistance of the County in connection with any of the foregoing actions.

(v) If so recommended by Tenant, Landlord shall request that the County assume responsibility for construction of the Project Roadway at the expense of the Tenant as a Public Works project subject to satisfaction of the above requirements and the economic development objectives of the Landlord and the Tenant under this Lease.

(q) Great Rivers Greenway. The Landlord and the St. Louis Metropolitan Park and Recreation District dba Great Rivers Greenway shall enter into an agreement reasonably acceptable to Tenant pursuant to which, among other things, the Landlord will provide for an easement of no more than 100 feet across the Property as depicted on the Preliminary Site Plan for use as a recreation trail and a right of first refusal to obtain an additional easement over the balance of Landlord’s Property not included in the Property leased to Tenant for the purpose of park and green space development. The easement agreement shall include requirements for the use and maintenance of the property that are acceptable to Tenant. The easement shall permit Tenant to place underground infrastructure under the recreation trail and to take other necessary action to construct the Project subject to reasonable provisions that Tenant shall be responsible for any damages it may cause with respect to the same. In consideration of Tenant’s rights thereunder, Tenant shall reimburse Great Rivers

Greenway for out-of-pocket costs in connection with the Landlord’s Property through March 23, 2004 not to exceed $500,000.

5. Rent.

(a) Prepaid Rent and Annual Rent. Tenant shall pay to Landlord, without setoff or deduction, by corporate or cashiers check or by wire transfer as directed by Landlord in immediately available U.S. funds, the following rentals (collectively, “Rent”):

(i) subject to the provisions of Section 1(c)(i), the Prepaid Rent on the Commission Acceptance Date; and

(ii) as annual rent (“Annual Rent”), commencing on the date of Project Opening and continuing until the expiration of the Term, the greater of (a) 2.5% of annual Adjusted Gross Receipts (“AGR”) (“Percentage Rent”) or (b) applicable Minimum Rent.

(b) Minimum Rent. As used in this Lease, the term “Minimum Rent” shall mean $4 million or the prorata portion thereof if the Commencement Date is other than January 1 of any year; provided that in the first year of operations, the Prepaid Rent, the First Deposit and the Second Deposit shall be fully credited against the payment of such Minimum Rent.

(c) AGR. As used in this Lease, the term “AGR” shall mean the annual gross receipts from licensed gambling games and devices less (i) winnings paid to wagerers for the same period, and (ii) amounts required to be paid during the same period to the owners of participation games (not affiliated with Tenant) such as Wheel of Fortune provided such games cannot be purchased by Tenant at a commercially reasonable price.

(d) Payment of Annual Rent. The Prepaid Rent, the First Deposit and the Second Deposit shall be applied against the Minimum Rent that would have been otherwise due and owing by Tenant to Landlord during the first seven and one-half months following Project Opening. On the tenth day of the month after the eighth full month of operation Tenant shall pay to Landlord an amount equal to One Hundred Sixty-Six Thousand Six Hundred Sixty-Six and 67/100 Dollars ($166,666.67) and beginning on or before the 10th day of each month thereafter to and including the last month of the Term, Tenant shall pay to Landlord the amount of Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three and 33/100 Dollars ($333,333.33), as Minimum Rent. On or before the 45th day following the end of each calendar year following the Commencement Date, Tenant shall pay to Landlord an amount equal to 2.5% of AGR less the total monthly payments of Minimum Rent made for such year. Tenant shall report AGR to Landlord on a yearly basis in accordance with the provisions of Section 13. If the Tenant shall owe Minimum Rent to the Landlord for a partial month under the terms of this Lease, the payment thereof shall be made pro rata on the basis of the number of actual days due and owing.

(e) Payments in Lieu of Taxes. Following the satisfaction or waiver of the conditions set forth in subsections (b) through (f) of Section 2, Landlord will commence preparation of an agreement for payments in lieu of taxes (the “PILOTS Agreement”), which shall be subject to the approval of the St. Louis County Council and the Tenant. Under the PILOTS Agreement, from and after December 31st of the first full year following the Commencement Date, Tenant shall make, subject to all terms and conditions of the Pilots Agreement, annual payments in lieu of taxes (“PILOTS”) in two equally ratable components:

(i) to a charitable foundation established to benefit the Hancock Place, Mehlville, Lindbergh, Affton and Bayless school districts and such other qualifying South St. Louis County schools as the foundation may designate (and in the respective amounts which the foundation shall determine from year to year, without triggering an offset in State school aid funding for any such beneficiary), that amount which equals the school tax rate applied to the assessed value of the On-Site Project (i.e., the amount that the Hancock Place School District alone would have received absent the PILOTS Agreement, and disregarding any offset in the State school aid funding formula resulting therefrom), but not less than the sum of $4,300,000 during any tax year (“Foundation PILOTS”); and

(ii) to the Collector of Revenue, for distribution to the same recipients that would have received such sums in the form of taxes (excluding the Hancock Place School District, which shall only receive Foundation PILOTS), and in the same amounts that such recipients would have received without a PILOTS Agreement under the then-current tax rates and assessed valuation.

Under the PILOTS Agreement, Tenant shall have no obligation to pay to any party, whether prospectively or retroactively, any sums of real property or other taxes that the terms of the PILOTS Agreement are intended by the Landlord and the County to supersede or supplant. In addition, the PILOTS Agreement shall contain provisions dealing with the handling of legal challenges to the PILOTS Agreement and claims brought by taxing authorities, including contest rights and outcomes, so as to preserve the rights and objectives set forth in the preceding sentence and to protect the Tenant from increased costs resulting from any duplication of tax payments, interest, penalties and costs of litigation. To that end, the PILOTS Agreement shall contain remedial mechanisms acceptable in the discretion of Tenant that protect and prevent Tenant from sustaining any cost or expense as a result of any challenge by any party of the terms and the validity of the PILOTS Agreement or the foundation or its operation, or any claims against Tenant or the Property for taxes which the PILOTS Agreement is designed by the County and the Landlord to supersede or supplant, and which Tenant has paid or may be obligated to pay under the PILOTS Agreement, including interest, penalties and litigation expenses.

In the event the parties are unable to adopt a PILOTS Agreement as required by the foregoing provisions of this subsection (e), or in the event the PILOTS Agreement shall be invalidated by a court of competent jurisdiction after exhaustion of appeals, the parties agree to cooperate with each other in making such, changes to the PILOTS Agreement as may be required to legally restore and implement the same, subject however, to Tenant’s rights and the objectives of the Landlord and County set forth in this subsection (e), and in all events to the requirements of the preceding paragraph.

6. Triple Net Obligation. The Lease shall be what is commonly known as a “Triple Net” Lease, and Tenant shall be responsible for the full and timely performance of all obligations and payment of all costs, charges, fees, expenses and other sums incurred by or for Tenant’s benefit in connection with Tenant’s ownership, leasing, construction, development, equipping, management, maintenance, repair, replacement, operation or use of the On-Site Project or any component thereof, including without limitation all salaries, fees, commissions, rentals, license or permit fees, loan or mortgage payments, utility charges, trash, sewage and waste water disposal charges, fuel charges, insurance premiums and deductibles, and all general real estate, ad valorem, sales, use and other taxes and assessments, special or general, allocable to the Property, the On-Site Project or the leasehold estate of Tenant All sums other than Rent payable by Tenant hereunder, and the amounts due Landlord pursuant to this Section 6 (whether directly or by reimbursement of any sum paid by Landlord to a third party in the cure of a default by Tenant as permitted under this Lease) shall be deemed “Additional Rent” as to which Landlord shall have the same rights and remedies for enforcement of payment and collection as Landlord has in respect of Rent.

7. Landlord’s Participation Goals and Tenant’s Affirmative Action Plan.

(a) Affirmative Action Plan. Not later than sixty (60) days following the Commission Acceptance Date, Tenant shall file an “Affirmative Action Plan” with Landlord for Landlord’s review and approval, such approval not to be unreasonably withheld. Tenant’s Affirmative Action Plan shall include provisions that prohibit discrimination on the basis of race, color, age, national origin or sex. In addition, Tenant’s Affirmative Action Plan shall establish an ongoing program responding to an overall goal of Landlord of at least 19% (i) participation of minorities and women in the construction of the Project; and (ii) participation of minority and women-owned suppliers and vendors in the construction of the Project. The Affirmative Action Plan shall include specific goals and objectives for the employment of minorities and women, and the use of minority and women vendors, in connection with Tenant’s operating of the Gaming Facilities. The Affirmative Action Plan will be modified by Tenant to reflect the inclusion of the Commercial Facilities as plans for the construction of these are developed. The Affirmative Action Plan shall include women, and minorities and shall meet the certification requirements set forth below (“Qualified Participants”), including:

(i) Black (all persons having origins in any of the Black African racial groups not of Hispanic origin);

(ii) Hispanic (all persons of Mexican, Puerto Rican, Cuban, Central or South American or other Spanish culture or origin, regardless of race);

(iii) Asian and Pacific Islander (all persons having origins in any of the original peoples of the Far East, Southeast Asia, the Indian subcontinent, or the Pacific Islands); and

(iv) American Indian or Alaskan Native (all persons having origins in any of the original peoples of North America and maintaining identifiable tribal affiliations through membership and participation or community identification).

(b) Satisfaction of Landlord’s Goals: Except for good cause shown, Landlord shall accept the certifications of Qualified Participants made by the State of Missouri or any political subdivision thereof for all purposes in the implementation of the Affirmative Action Plan. Qualified Participants shall be counted toward meeting the Landlord’s 19% goals addressed by the Affirmative Action Plan as follows:

(i) Once a firm is determined to be a Qualified Participant, whether through certification under this subsection (b) or by agreement between Landlord and Tenant, the total dollar value of the contract or subcontract awarded to the firm is counted toward the goal.

(ii) Tenant may count toward meeting the goals of the Affirmative Action Plan a portion of the total dollar value of a subcontract with a joint venture eligible under the minority standards equal to the percentage of the ownership and controls of the minority partner in the joint venture.

(iii) Tenant may count toward meeting the goals of the Affirmative Action Plan expenditures to minorities who perform a commercially useful function in the contract. A Qualified Participant is considered to perform a commercially useful function when responsible for execution of a distinct element of the work of a contract and the carrying out of the responsibilities by actually performing, managing, and supervising the work involved.

(iv) Tenant may count toward meeting the goals of the Affirmative Action Plan one hundred percent (100%) of its expenditures for materials and supplies required under a contract and obtained from a Qualified Participant owned dealer or manufacturer.

(v) Tenant is encouraged to use the services of banks owned and controlled by minorities and women.

(vi) Tenant shall, where practicable, seek Qualified Participants in the same geographic area in which the solicitation for subcontracts and materials is made.

(c) List of Qualified Participants. Prior to commencement of work on the Property (including Environmental Remediation), Tenant shall file with Landlord its list of Qualified Participants Tenant expects will be used for Project construction. Tenant shall, from time to time, update its list of Qualified Participants Tenant intends to utilize for the Project.

(d) Implementation. In connection with implementation of the Affirmative Action Plan, Tenant agrees to take the following steps, in addition to those steps which might be included in the plan developed by Tenant:

(i) Conduct a pre-bid meeting to inform potentially Qualified Participants of contracting and subcontracting opportunities;

(ii) Advertise in general circulation trade association and economically disadvantaged business-directed media concerning the sub-contracting opportunities;

(iii) Provide written notice to a reasonable number of potentially Qualified Participants that their interest in the contract is solicited, in sufficient time to allow said persons and entities they own to participate effectively,

(iv) Follow up on initial solicitations of interest by contacting to determine with certainty whether potentially Qualified Participants are interested,

(v) Select portions of the work to be performed by Qualified Participants in order to increase the likelihood of meeting the goals of the Affirmative Action Plan;

(vi) Provide interested and potentially Qualified Participants adequate information about plans, specifications and requirements of the applicable contract; and

(vii) Use the services of available disadvantaged business organizations, minority contractors’ groups, local, state and federal disadvantaged business assistance offices, and other organizations that provide assistance in the recruitment and placement of economically disadvantaged persons.

(e) Reporting. Following Landlord’s approval of the Affirmative Action Plan, Tenant shall file quarterly reports with Landlord detailing the efforts and achievements of Tenant in endeavoring to meet Landlord’s participation goals and providing such other information as Landlord may reasonably request. Each party shall designate a representative, and the two shall meet periodically, at the request of either party, to review the status and implementation of the Affirmative Action Plan.

8. Representations and Warranties.

(a) In order to induce Landlord to enter into this Lease, Tenant makes the following representations and warranties to Landlord, all of which representations and warranties shall be deemed restated as of the Commencement Date:

(i) Tenant is duly formed and validly existing as a Delaware corporation;

(ii) the execution and delivery of this Lease and the performance by Tenant of Tenant’s obligations hereunder have been duly authorized by all requisite corporate action;

(iii) this Lease constitutes the legal, valid and binding obligation of Tenant and is enforceable against Tenant in accordance with its terms;

(iv) no litigation is pending or, to the best of Tenant’s knowledge, threatened against Tenant which, if adversely determined, would likely have a material adverse impact on Tenant or the Project;

(v) Tenant is not a party to, and neither Tenant nor Tenant’s properties, real or personal, are subject to, any agreement, order, proceeding, ruling or other matter in conflict with any provision of this Lease or which materially and adversely affects its ability to perform its obligations hereunder;

(vi) Tenant is solvent and is not a party to any assignment for the benefit of creditors or bankruptcy proceeding; and

(vii) Tenant is not in material default of any contract or agreement to which it is a party which materially and adversely affects Tenant’s ability to perform its obligations under this Lease.

(b) In order to induce Tenant to enter into this Lease, Landlord makes the following representations and warranties to Tenant, all of which representations and warranties shall be deemed restated as of the Commencement Date:

(i) Landlord is a corporate and political body lawfully existing and in good standing under the laws of the State of Missouri and has the power and authority to enter into this Lease, and the execution and delivery of this Lease and the performance by Landlord of Landlord’s obligations hereunder have been duly authorized by all requisite governmental action;

(ii) this Lease constitutes the legal, valid and binding obligation of Landlord and is enforceable against Landlord in accordance with its terms;

(iii) no litigation is pending or, to the best of Landlord’s knowledge, threatened against Landlord which, if adversely determined, would likely have a material adverse impact on the Project;

(iv) Landlord is solvent and is not a party to any assignment for the benefit of creditors or bankruptcy proceeding;

(v) Landlord is not a party to any agreement, order, proceeding, ruling or other matter in conflict with any provision of this Lease;

(vi) Landlord is not in default of any contract or agreement to which it is a party which materially and adversely affects its ability to perform its obligations under this Lease; and

(vii) The Park Property is zoned “C-8”.

9. Use of Property and Quiet Enjoyment.

(a) Designated Use. Tenant shall use the Property for the operation of the Gaming Facility (a Casino containing a minimum of 90,000 square feet of Las Vegas style gaming area) and the Commercial Facility (comprising not less than approximately 280,000 square feet) and for the other Essential Elements, and for such additional installations as are required by Tenant in connection therewith.

(b) Alterations and Improvements. Subject to the provisions of Section 9(a), Tenant may from time to time, at Tenant’s sole risk, cost and expense, make alterations and improvements, (i) without Landlord’s prior written consent, to the interior, non-structural components of the Project which do not reduce the minimum square footage devoted to Casino gaming or to the Commercial Facilities, and (ii) with Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed, to the exterior or structural components of the Project; provided, however, that Landlord shall not be required to consent to any reduction in the square footage of the Project devoted to Casino gaming or to the Commercial Facilities. In the event of a dispute between the parties as to whether Landlord’s consent is required or has been unreasonably withheld, the issue shall be submitted to binding arbitration in accordance with the procedures of Section 30. In order to rule in favor of Landlord, the arbitrators must determine that such proposed new construction would be detrimental to the Project, Landlord’s realization of the benefits of this Lease or to the number of jobs afforded by the operation of the Gaming Facilities or the Commercial Facilities.

(c) Compliance With Governmental Requirements. During the Term, Tenant shall, at its sole cost and expense, promptly observe and comply with all Governmental Requirements and the requirements of all insurance companies writing policies covering the On-Site Project or the parking areas, streets, sidewalks, vaults, curbs and gutters included within the On-Site Project, or the use and occupation or franchises and privileges connected therewith, whether or not such Governmental Requirements or insurance requirements shall necessitate structural changes, improvements, interference with the use and enjoyment of the On-Site Project, replacements or repairs, extraordinary as well as ordinary, foreseen or unforeseen. The Casino shall be located within the On- Site Project in such a manner so as not to violate any applicable Gaming Licensure requirements of the Commission or any Permits obtained by Tenant. Tenant shall pay all costs, expenses, claims, fines, penalties and damages that may in any manner arise out of or be imposed because of the failure of Tenant to comply with any of the foregoing requirements.

(d) Permitted Contests. Tenant, after notice to Landlord, may, by appropriate legal proceedings conducted at Tenant’s sole expense, contest in good faith the validity or enforcement of any Governmental Requirement and may defer compliance therewith, provided that (i) such noncompliance shall not constitute a crime, (ii) Tenant shall diligently prosecute such contest to final determination by a court, governmental authority, agency, department or other body having final jurisdiction, (iii) the contest conducted by Tenant will not operate to extend the Investigation Deadline, and (iv) the contest conducted by Tenant will not result in the closing of the On-Site Project, any foreclosure or forfeiture of Tenant’s leasehold estate or the imposition of any charge, fine, lien, penalty or claim against Landlord. Tenant, after notice to Landlord, may, by appropriate legal proceedings conducted at Tenant’s sole expense, contest in good faith the validity of any lien for labor or materials imposed against Tenant or the On-Ste Project, provided that Tenant first discharges such lien from the records of the County by posting of bond or other security reasonably adequate to secure Tenant’s performance, and provided further that such contest will not result in the closing of the On-Site Project or any foreclosure or forfeiture of Tenant’s leasehold estate.

(e) Quiet Enjoyment. Landlord covenants and agrees that Tenant shall be entitled to lawfully and quietly hold, occupy and enjoy the Property during the Term without hindrance or interference by Landlord or by any party claiming by, through or under Landlord, in accordance with and subject to the terms and conditions of this Lease.

10. Exclusivity and Restrictive Covenant.

(a) Grant of Exclusivity. To the fullest extent permitted by law, and subject only to the provisions of Section 10(b), Landlord hereby grants to Tenant and its permitted successors and assigns, for a period commencing on the Effective Date and continuing through the 25th Lease Year (the “Exclusive Rights Period”), the exclusive right to operate any type of excursion gaming boat, land based or other type of gaming or gambling facility or facilities on any property which is at any time during the Exclusive Rights Period owned or controlled by Landlord and located south of the River des Peres or, with respect to the development thereof or to uses which may be made thereof by the owner, tenant or occupant, under the administrative jurisdiction of Landlord. Such exclusive rights shall in addition to the above include an obligation on the part of Landlord to not authorize, endorse, support or otherwise assist, directly or indirectly, in connection with issuance by any governmental entity, including the Commission, of any additional license or permit to or for the development or operation of any potentially competing gaming project south of the River des Peres at any location regardless of ownership of the concerned location for the duration of the Exclusive Rights Period unless such license is to be held by the Tenant.

(b) Conditions of Grant. Landlord’s grant to Tenant of exclusivity is subject to the following express conditions: (i) the Casino shall remain in operation after Project Opening; (ii) no Event of Default shall have occurred and be continuing under this Lease on the part of Tenant; and (iii) Tenant shall honor the restrictive covenant contained or referenced in Section 10(c).

(c) Restrictive Covenant. Tenant covenants and agrees that during the Exclusive Rights Period, Tenant shall not participate in any manner in the ownership, sponsorship, control, management, operation or use of any other riverboat or land based gaming facility along either the Illinois or Missouri banks of the Mississippi River from the southern boundary of the City of St. Louis to the northern boundary of Jefferson County. Tenant acknowledges that the restrictive covenant contained in this Section 10(c) is reasonable under all of the circumstances.

(d) Right of First Refusal. In the event Landlord shall elect to support issuance of a second gaming license south of the River des Peres after the termination of the Exclusive Rights Period, and provided Tenant is in compliance with the conditions described in clauses (i), (ii) and (iii) of Section 10(b), Landlord shall grant Tenant a 120- day right of first refusal to commit in writing to construct and operate a second gaming project in unincorporated St. Louis County at a mutually acceptable location (and on terms and conditions mutually acceptable to the parties) which, if constructed and opened for operation by Tenant within 24 months after Tenant’s election (which 24 month period shall be subject to extension on account of Unavoidable Delays), shall operate, so long as the Tenant is in compliance with respect to clauses (i), (ii) and (iii) above, as the same pertain to both projects, to divest Landlord of the right to implement or to authorize the implementation of any proposal from another prospective tenant, developer or operator of a second gaming facility, whether the proposal in question involves the sale, lease or licensing of property owned or leased by Landlord or Landlord’s support before the Commission and the Council with respect to an operation proposed to be located on privately-owned land. Tenant’s failure to elect to construct and operate a second gaming project by timely written notice to Landlord shall constitute a waiver of Tenant’s right of first refusal, unless Landlord’s proposal does not result in a sale or lease of the site in question, in which event Tenant’s right of first refusal shall be deemed reinstated. Landlord agrees to lend all reasonable cooperation to Tenant in connection with any timely exercise by Tenant of Tenant’s right of first refusal to construct and operate a second gaming project. In the event of a dispute between Landlord and Tenant regarding any aspect of Tenant’s specific plans for the construction and operation of a second gaming project or the terms of a lease or other agreement with Landlord with respect to such second gaming project (other than rent, which shall be equal to the then-current Rent payable under this Lease), either party shall have the right to submit such dispute to binding arbitration in accordance with the procedures of Section 30.

(e) Memorandum of Restrictive Covenant. The provisions of this Section 10 shall be incorporated into a memorandum prepared and recorded by Landlord against any property now or hereafter owned by Landlord and located south of the River des Peres.

11. Covenants Regarding Operation.

(a) Maximization of Revenues. The On-Site Project shall be maintained, managed, operated, staffed, serviced, equipped and repaired in accordance with all Governmental Requirements, insurance requirements and the highest standards of similar projects. The Casino shall remain in operation after Project Opening 24 hours a day, 7 days a week, 365 days a year, so as to maximize the opportunity of Landlord to earn Percentage Rent under Section 5(a)(ii), provided, however, that Tenant shall have the right to close the Casino for such hourly periods as Tenant may determine in its discretion from time to time that operation of the Casino is not profitable. The Commercial Facilities shall remain in operation after Commercial Project Opening on such days and for such periods of time as shall be customary for similar kinds of fully operational facilities elsewhere, subject to occasional tenant vacancies. Operating hours for the On-Site Project shall be further subject to limitations imposed by applicable Governmental Requirements, Unavoidable Delays, casualty or condemnation or by repairs, replacements or alterations made by Tenant in accordance with the provisions of Section 9. Tenant shall provide a reasonably adequate complement of properly trained and equipped security personnel for the On-Site Project at all times.

(b) Particular Operations. The On-Site Project and all On-Site Project signage shall be fully illuminated at all times during which the On-Site Project is open. Subject to applicable laws, Tenant shall have the right to erect or affix such signs and banners as Tenant may require in its discretion for directional, informational, promotional or advertising purposes upon windows, doors and walls (interior and exterior) of On-Site Project structures and otherwise on or about the Project. All signs and banners shall be in good taste and generally consistent with the themes and aesthetics of the Project.

(c) Illegality of Gaming Operations. Notwithstanding the foregoing provisions of this Section 11, in the event casino gaming shall become illegal in the State of Missouri by virtue of legislative action taken by the Missouri General Assembly, popular referendum or otherwise, and in the further event that the Casino is closed for a period of 30 consecutive days due to such legal impediment, then the Tenant shall have the right to cancel this Lease by delivery of written notice of such election to the Landlord at any time prior to the date casino gaming again becomes legal in the State of Missouri. For so long as the Project remains closed due to such legal impediment, Tenant’s obligation to operate the Project and to pay Rent shall be suspended. Landlord or Tenant shall have the right but not the obligation to contest the validity of any legal impediment to the operation of the Project arising under this subsection (c), and in the event either party elects to contest such impediment, the other party shall lend all non-financial assistance reasonably required by the contesting party.

(d) Compliance with Rules of American Gaming Association. Tenant shall establish a written plan and related policies to assure conformance of operation of the Casino with the Rules of the American Gaming Association on compulsive and problem gamblers in effect from time to time.

(e) Landlord Inspections. Landlord shall have the right to physically inspect the Property and the Project (including the Gaming Facilities, Commercial Facilities, Community Facilities (while under Tenant’s control) and roadway work site) from time to time on reasonable prior written notice to Tenant (except in an emergency when prior written notice shall not be required) for the purposes, as applicable, of verifying Tenant’s compliance with its obligations under this Lease, approving proposed alterations, monitoring work, and exhibiting the Property for sale or lease; provided, however, that Tenant shall have the right (except in the event of an emergency) to have a representative accompany all Landlord inspections; and provided further, however, that Tenant shall have the absolute right to control access to all non-public areas of the Casino for security purposes.

12. Assignment and Subletting.

(a) Landlord’s Consent Generally. No assignment of Tenant’s interest in this Lease and no subletting (including a license or other agreement providing for operation or management) of the Gaming Facilities shall be allowed without the prior written consent of Landlord, which consent shall not be unreasonably withheld; provided that Landlord’s consent shall not be required if Tenant assigns Tenant’s interest in this Lease or sublets the Gaming Facilities to any wholly owned subsidiary of Tenant or a subsidiary in which Tenant owns 90% of the outstanding stock or equity interest (a “Tenant Affiliate”). Tenant shall be permitted to assign its interest hereunder to Casino One Corporation, a Mississippi corporation, as Tenant’s Class A applicant (and a Tenant Affiliate) to the Missouri Gaming Commission for licensing of the Project. In no event shall any assignment or subletting, whether to Tenant’s Affiliate or otherwise, constitute permission for any further subletting or assignment or operate to release Tenant from any obligation or liability under this Lease, except as expressly provided in Section 12(d) below. Consent to any one proposed assignment or sublease shall not be deemed consent to further proposed assignments or subleases. The assignment or pledge of the assets of the On-Site Project as collateral for financing purposes shall not be considered an assignment pursuant to this Section 12 but shall be governed by the provisions of Section 18. Landlord’s consent shall not be required in connection with the subletting or licensing of portions of the On-Site Project for bar, restaurant, retail or entertainment purposes, including the Commercial Facilities, which are incidental to the operation of the Casino and which do not reduce the floor space dedicated to Casino gaming under Section 9; provided that no such subletting or licensing shall operate to relieve Tenant of any liability under this Lease.

(b) Procedures for Assignment and Subletting. In the event Tenant desires to assign its interest in this Lease or to sublet or license the use of all or any portion of the On-Site Project, whether or not Landlord’s consent shall be required in connection therewith, Tenant shall deliver notice of the proposed transaction to Landlord, together with detailed information regarding the financial condition and operating history of the proposed assignee or subtenant (including any licensee, manager or operator of the Gaming Facilities), the terms of the proposed assignment or subletting and, if requested by Landlord, a copy of the assignment or sublease. In the event of a proposed assignment of Tenant’s interest in this Lease or a proposed sublease of all or any portion of the Gaming Facilities, Tenant’s notice to Landlord shall provide the information required to demonstrate whether the assignee, subtenant or licensee meets the “Stated Criteria” defined in subsection (c) below. In the event the assignee, subtenant or licensee is a Tenant Affiliate or, if not, in the event the qualifications of the proposed assignee, subtenant or licensee shall meet or surpass the Stated Criteria, Landlord’s consent shall be granted; provided Tenant shall deliver to Landlord a copy of the assignment, sublease or license agreement, and provided further that except as set forth in Section 12(d), such consent shall not operate to release Tenant from any liability or obligation under this Lease. Landlord may reject Tenant’s proposal within 30 days after receipt of the foregoing information if (i) the assignee, subtenant or licensee is not a Tenant Affiliate or fails to meet any of the “Stated Criteria” as hereinafter defined, or (ii) an Event of Default has occurred and is continuing, and Landlord shall specifically state the grounds for Landlord’s rejection. If Landlord shall fail to respond to Tenant within 30 days after receipt of Tenant’s proposal, Landlord shall be deemed to have accepted such proposal. In the event Tenant shall object to Landlord’s rejection of Tenant’s proposal, Tenant’s sole remedy shall be to commence arbitration proceedings in accordance with the provisions of Section 30. The arbitrators shall either approve or disapprove the proposed assignment or sublease based on compliance with the Stated Criteria or the occurrence of an uncured Event of Default and shall make no other award or determination. Tenant hereby indemnifies and holds Landlord harmless from and against any loss, cost, damage, claim, demand or expense (including attorneys’ fees and expenses) incurred by Landlord in connection with any action brought by or for the benefit of the proposed assignee or subtenant or seeking relief other than arbitration as provided herein. In the event an assignment is approved by Landlord or through arbitration, the assignee shall be subject to all of the provisions of this Lease.

(c) Stated Criteria. With respect to any proposed assignee of Tenant’s interest in this Lease or any subtenant or operator of all or any portion of the Gaming Facilities other than Tenant’s Affiliate, the following shall constitute the Stated Criteria for any assignee of Tenant’s interest in this Lease or any subtenant or operator of the Gaming Facilities, whether or not Landlord’s consent thereto shall be required:

(i) a net worth at least equal to that of the Tenant;

(ii) a credit rating equal to or better than that of the Tenant by Moody’s Investment Service, Standard and Poor’s or an equivalent credit rating agency;

(iii) a sufficient casino gaming operating history or reputation in the industry or community in the reasonable judgment of Landlord; and

(iv) a gaming license to operate the Gaming Facilities.

(d) Consideration and Expenses. Except in connection with an assignment or sublease to a Tenant Affiliate, any assignment of this Lease or any sublease or licensing of the Gaming Facilities (other than non-gaming operations within the Gaming Facilities, such as food service, hotel operations and incidental entertainment, or the Commercial Facilities), Tenant shall pay to Landlord an amount equal to $20,000,000 if such assignment, sublease or license occurs during the 1st Lease Year; $16,000,000 if such assignment, sublease or license occurs during the 2nd Lease Year, $12,000,000 if such assignment, sublease or license occurs during the 3rd, 4th or 5th Lease Year and $4,000,000 if such assignment, sublease or license occurs during or after the 6th Lease Year. Tenant shall pay all reasonable attorneys’ fees and expenses of Landlord in connection with the review and approval of any such request and of the documentation implementing same whether or not approved by Landlord. Upon any assignment of Tenant’s interest in this Lease in compliance with the provisions of this Section 12, including without limitation, to the extent applicable, payment of all sums due Landlord pursuant to this subsection (d), and provided no Event of Default has occurred and is continuing, Tenant shall be released from all obligations and liabilities accruing under this Lease after the effective date of such assignment, provided, that in the event the assignee is a Tenant Affiliate, then, from and after the expiration of the 10th Lease Year, Tenant shall be released from all obligations and liabilities accruing under this Lease after the effective date of the assignment to such Tenant Affiliate; provided the assignee shall expressly assume and agree to perform all obligations and liabilities of the Tenant under this Lease.

13. Reporting Covenants. Tenant shall report each month in writing to Landlord the progress of the Gaming Licensure and Permit application process, the progress of construction, and, after the Commencement Date, on a monthly basis, gross receipts realized by Tenant, and on a quarterly basis AGR. Tenant also shall provide Landlord with such other information regarding the development and operation of the Project as Landlord may reasonably request, including the status of Tenant’s obligations under the Lease. All reports of AGR shall be certified as to accuracy and completeness by an officer of Tenant. In addition, copies of annual audit statements shall be provided to Landlord by Tenant, and Landlord shall have the right, at Landlord’s sole cost and expense, except as hereinafter provided, to conduct an audit of the books and records of Tenant, not more frequently than once during any Lease Year, in order to verify the accuracy of AGR reported by Tenant and Tenant’s compliance with the various operating and reporting covenants contained in this Lease. Tenant shall maintain Tenant’s books and records in support of Tenant’s computations and reporting of AGR in accordance with generally accepted principles of accounting consistently applied. Tenant’s books and records shall be retained in the St. Louis metropolitan area, available for inspection and audit by Landlord during regular business hours on reasonable prior notice to Tenant and without material interruption of Tenant’s business. In the event Landlord’s audit or any audit conducted by the Commission discloses that AGR has been under-reported such that Landlord is entitled to receive an additional payment of Annual Rent, Tenant shall promptly make payment to Landlord of the entire sum due Landlord. In the event the amount due exceeds 5% of the amount paid by Tenant, Tenant also shall pay Landlord’s expenses in conducting such audit. Upon Landlord’s request, Tenant also shall provide Landlord with a copy of each financial statement, report and filing issued by or on its behalf and provided to any regulatory body, including, without limitation, the Missouri Gaming Commission, the Securities and Exchange Commission and other authorities, agencies and commissions having jurisdiction over Tenant’s operations. Tenant shall promptly report to Landlord any notice received by it from any governmental authority or in respect of any proceedings at law or in equity to which Tenant is a party alleging violation of any Governmental Requirements by Tenant, and Tenant shall provide to Landlord such information as Landlord may request in connection therewith. Tenant hereby irrevocably designates St. Louis County as the “home dock” for the Project during the Term for all purposes under Section 313.822 of the Revised Missouri Statutes, and Tenant agrees to confirm the status of the County as the “home dock” for the Project as and when requested to do so by Landlord or the Commission.

14. Insurance.

(a) Insurance During Work. Prior to the commencement of work on the Property or any roadway construction, including any site preparation or Environmental Remediation, and at all times until completion of such work (including the period of any construction work occurring after Project Opening), Tenant shall maintain or cause Tenant’s contractor to maintain in full force and effect the following insurance coverage:

(i) All-risk Property insurance providing for the full replacement value of the Project to its then-current state of completion. The property insurance for the Project shall have a deductible of not more than $500,000. Contractor shall pay all costs not covered because of such deductible. Materials and supplies stored away from the job site or in transit shall be covered to a limit of $5,000,000.

(ii) Commercial General Liability insurance in the amounts set forth below, including all major divisions of coverage, on a comprehensive basis, including:

(a) Premises Operations (including X C/U as applicable);

(b) Contractor’s Protective;

(c) Products and Completed Operations;

(d) Personal Injury Liability with Employment Exclusion deleted or a separate Employment Practices Liability Policy;

(e) Non owned and hired motor vehicles automobile liability;

(f) Removal of the Care, Custody and Control exclusion; and

(g) Umbrella Excess Liability

If Tenant or Tenant’s contractor cannot procure underground liability (XC/U) coverage, such coverage shall be procured and maintained by each subcontractor responsible for structural support, structural rehabilitation and/or concrete work, and such coverage shall be in the limits required below, shall protect the interests of the Landlord in the Project.

(iii) The coverages and limits of liability contained in the liability insurance required hereunder shall be not less than the following:

(A)	WORKMEN’S COMPENSATION
	Applicable Federal, State	Statutory
	Employer’s Liability:
	Each Accident:	$5,000,000
	Bodily Injury by disease:	$5,000,000	policy limit
	Bodily Injury by disease:	$5,000,000	each employee

(B)	COMMERCIAL GENERAL LIABILITY
	Including Premises - Operations
	(including explosion, collapse and underground);
	Products/Completed Operations	$10,000,000
	Each Occurrence	$10,000,000
	General Aggregate	$10,000,000
	Personal & Advertising Injury	$10,000,000
	Products/Completed Operations Aggregate	$10,000,000

(C)	PERSONAL INJURY
	Each Person Aggregate	$10,000,000
	General Aggregate	$10,000,000

(D)	Completed operations and Products Liability shall be maintained for 5 years after final payment

(E)	COMMERCIAL AUTOMOBILE LIABILITY
	Owned, Non-Owned and Hired Combined Single Limit (Bodily Injury & Property damage)	$5,000,000

(F)	Contractual Liability	$5,000,000

(G)	UMBRELLA LIABILITY
	Each Occurrence	$10,000,000
	Aggregate	$10,000,000

(b) Insurance Upon Project Opening. From and after Project Opening, Tenant shall maintain in full force and effect the following insurance coverage:

(i) commercial liability insurance on an “occurrence basis” against claims for “personal injury” including, without limitation, bodily injury, death or property damage occurring on, in or about the Project or in connection with any other operations of Tenant related to the Project (such as, by way of example, off-site bus or shuttle service), such insurance to afford immediate minimum protection of $5 million combined single limit/per occurrence and $10 million aggregate, and, with respect to the Project, a deductible not greater than $500,000;

(ii) property insurance against loss or damage to the Project (including the Casino) by fire and other risks covered by insurance of the type now known as “fire and extended coverage” in an amount equal to the replacement value of the Casino and remainder of the Project and with a deductible not greater than $500,000 from the loss payable for any casualty;

(iii) worker’s compensation insurance in full compliance with all applicable state and federal laws and regulations;

(iv) employers liability insurance in the minimum amounts of $1 million per individual claim, not to exceed $100 million in the aggregate, covering injury or death to any employee which may be outside of or in addition to liability under any worker’s compensation statutory coverage;

(v) excess or umbrella insurance providing a minimum of $10 million in excess of underlying limits and coverage provided by commercial general liability, protection and indemnity and employer’s liability policies; and

(vi) personal property insurance covering Tenant’s trade fixtures, equipment, goods and inventory in an amount not less than 95% replacement value.

(c) Quality of Coverage. All such policies shall be issued by insurance companies licensed to do business in the State of Missouri and approved by Landlord as to form and as to surety and reserving the right of recovery by the Landlord in the event of damage to its property and issued in the name of Tenant and naming Landlord as additional insured, as its interest may appear. Included in the property and, if applicable, maritime policies shall be coverage providing for the removal of any improvements when damaged from any cause whatsoever and this clause shall be expressed as a specific warranty by the insurance company regardless of cause. In addition, one or more of the policies shall include special dram shop, and vehicular and, if applicable, maritime operations, endorsements and a contractual liability endorsement covering the indemnification agreements of Tenant contained in this Lease. Policy certificates shall be delivered to Landlord on the Effective Date and shall state that the coverage afforded thereby shall not be modified or canceled without 60 days’ prior written notice to Landlord, delivered by registered mail. Provided no Event of Default has occurred and is continuing, all loss proceeds shall be made available to Tenant to restore and repair the Project (including the Casino) as provided in Section 15. Permitted deductibles may be increased by an amount equal to any increased inflation in the value of U. S. currency.

(d) Renewal of Coverage. Certificates of insurance with reasonably satisfactory evidence of payment of the premium thereof, shall be delivered to Landlord on or before the commencement of the applicable work or the date of Project Opening, as appropriate, and upon renewals of such policies, not less than 30 days after renewal. Not less than 60 days prior to the expiration of any such coverage, Tenant will provide evidence to Landlord of continuing insurability by means of letters from qualified carriers confirming intent to renew or provide the required coverage. If Tenant at any time fails or refuses to procure or maintain the required amount of insurance, then the Landlord may, and without notice to Tenant, obtain same for and on behalf of Tenant and charge the cost thereof to Tenant, such charge to be due and payable upon demand and to constitute Additional Rent hereunder.

(e) Waiver of Subrogation. All insurance policies of Tenant shall contain an endorsement containing an express waiver of any right of subrogation by the insurance company against Landlord and the County.

(f) Additional Insurance. Tenant shall obtain such other insurance in such amounts as may from time to time be reasonably required by the Landlord against other insurable hazards. Tenant shall not carry separate or additional insurance concurrent in form or contributing in the event of any loss or damage with any insurance required to be obtained by Tenant under this Lease, if the effect of such insurance would be to reduce the protection or payment to be made under insurance required hereunder. In the event Tenant objects to any additional coverage required by Landlord, the issue shall be submitted to binding arbitration in accordance with the provisions of Section 30 hereof.

15. Damage and Destruction.

(a) Casualty Termination. If, at any time following Project Opening, the Gaming Facilities shall be damaged by any cause or casualty, and the cost of repair and reconstruction shall be reasonably estimated by the insurance carrier to exceed $100,000,000 (a “Material Casualty”), Tenant shall have the right, by delivery of written notice to Landlord not later than ninety (90) days following the date of such damage or destruction, to terminate this Lease without further obligation or liability to Landlord (except that Tenant shall discharge all accrued liabilities under this Lease (including this Section 15) and make all payments as are required upon a termination of this Lease under Section 24, if applicable), and such termination shall be deemed to relate back to the date of damage or destruction; provided, however, that if the Gaming Facilities or any part thereof shall be kept open for business after the date of damage and prior to the surrender of possession of the Property, the termination date shall be the date upon which Tenant shall discontinue the conduct of its business on the Property. If Tenant shall timely elect to terminate this Lease pursuant to this subsection (a), Tenant shall have the right to retain all loss proceeds, provided, however, that Landlord shall have the right to require Tenant, at Tenant’s sole cost and expense, within one hundred twenty (120) days following the date of Tenant’s notice of termination, to (i) raze and remove the entire On-Site Project or only such particular damaged improvements as Landlord may require, and/or (ii) to construct temporary fencing, barricades and structures in order shore up, cover or secure damaged improvements so as to minimize the risk of further damage through collapse, fire, inclement weather, unauthorized entry and other hazards, to the extent reasonably practicable.

(b) Casualty Reconstruction. In the event Tenant shall fail to timely terminate this Lease following a Material Casualty or in the event of damage or destruction occurring to the On-Site Project (including the Gaming Facilities) which is not a Material Casualty under subsection (a) above, Tenant shall repair and rebuild the On-Site Project (including the Casino), and restore the On-Site Project to its prior state and quality (both Gaming Facilities and Commercial Facilities) as nearly as practical and to full operation with reasonable diligence. Tenant shall direct, control, coordinate and approve all such repairs, reconstruction and restoration contemplated by this provision, and Tenant shall have the right to select any architects, engineers and contractors for such repairs, reconstruction or restoration, subject to the remaining provisions of this Lease. All loss proceeds shall be made available to Tenant and shall be applied to effect such repair, reconstruction or restoration of the On-Site Project. No component of Annual Rent or Additional Rent shall abate as a result of any such damage or destruction, it being understood and agreed that Tenant shall maintain such business interruption insurance as Tenant may require in order to assure Tenant of the ability to continue to meet Tenant’s financial obligations under this Lease. Any dispute regarding the occurrence of a Material Casualty, Tenant’s right to retain insurance proceeds under subsection (a) above or Tenant’s obligations with respect to reconstruction and other repairs under this Section 15 shall be subject to the dispute resolution provisions of Section 30.

16. Condemnation.

(a) Definitions. Whenever used in this section, the following words shall have the following respective definitions and meanings: (i) “condemnation” or “condemnation proceedings” - any action or proceeding brought by competent authority for the purpose of the taking of the fee of the Property, the Project or any part thereof, as a result of the exercise of the power of eminent domain, including a voluntary sale to such authority either under threat of or in lieu of condemnation or while such action or proceedings is pending; (ii) “taking” - the event of vesting of title to the fee of the Property, or the Project or any part thereof, in the competent authority pursuant to condemnation; (iii) “vesting date” - the date of the taking.

(b) Defense of Taking. Landlord, immediately upon obtaining knowledge of the institution of any proceedings for the condemnation of the Property or any part thereof, shall notify Tenant of the pendency of such proceedings. Landlord shall then, if requested by Tenant, file or defend its rights thereunder and prosecute the same with due diligence to its final disposition. Tenant may, but shall not be required to, participate in any such proceedings and Landlord from time to time will deliver to Tenant all instruments requested by it to permit such participation. In the event Tenant chooses to participate in any such proceedings, Landlord may be the nominal party in such proceedings, but Tenant shall be entitled to control and direct the same and to be represented therein by counsel of its choice, at Tenant’s cost. Landlord covenants and agrees that it will use its best efforts and take all actions necessary and appropriate to cause the County not to exercise its powers of eminent domain with regard to the Property, the Project or any part thereof, and otherwise to assure to the greatest extent possible that neither the Property, the Project nor any part thereof, shall be condemned during the Term.

(c) Total Taking. In the case of a taking of all of the Property and the Project, this Lease shall terminate as of the vesting date and the Rent under this Lease shall be apportioned to the date of termination, and upon surrender of the Property to Landlord, Landlord shall refund to Tenant any unearned portion of Annual Rent prepaid by Tenant.

(d) Termination from Taking. In any case of any taking, regardless of any provision hereof to the contrary and the legal basis for the making of same, Landlord shall be entitled to receive all of the award attributable to the concerned land taken, exclusive of improvements, and Tenant shall be entitled to all of the award attributable to the improvements subject to the terms of subsection (e) below.

(e) Partial Taking - Termination or Arbitration. In the case of a taking of less than all of the Property and Project (other than for a temporary use) Landlord and Tenant mutually shall determine within a reasonable time after the vesting date whether the remainder thereof can economically and feasibly be used by Tenant. If Landlord and Tenant cannot mutually agree upon such matter within 90 days after the vesting date, it shall be determined by binding arbitration pursuant to the provisions of Section 30. If it is determined by mutual agreement or by arbitration that the remaining Property and Project cannot economically and feasibly be used by Tenant, Tenant may terminate this Lease on not less than 10 days nor more than 30 days notice to Landlord to such effect, provided that such notice is given within 30 days after such determination, and the Rent shall be apportioned to the date of termination. If Tenant does not elect to terminate this Lease within the period aforementioned, it shall continue in full force and effect with respect to the remaining portion of the Property. If this Lease shall terminate pursuant to this provision, the award for the Project shall be apportioned and paid, to the extent available, in the following order of priority: (i) Landlord and Tenant first shall be entitled to their reasonable expenses and charges including, without limitation, reasonable attorneys’ fees incurred in connection with the taking; (ii) Landlord shall be entitled to the value of the fee interest in the land exclusive of the value of this Lease; and (iii) Tenant shall be entitled to the balance of the award attributable to the improvements. If the court in which the condemnation proceedings are brought fails or refuses to apportion its award between Landlord and Tenant, and if Landlord and Tenant cannot agree upon the allocation defined in the above order of priority, such values, allocation and apportionment shall be determined by binding arbitration under the provisions of this Lease. The provisions of this section also shall apply in the case of a partial taking where this Lease is terminated pursuant to the provisions hereof.

(f) Partial Taking - Reconstruction. In the case of a partial taking where the Tenant does not elect to terminate this Lease pursuant to the provisions set forth above, Tenant shall commence and proceed with reasonable diligence to repair and reconstruct the remaining improvements to a complete, economically usable, architectural unit or units, including, without limitation, temporary repairs, changes and installations required to accommodate space subtenants and all other work and replacements and additions of furniture and furnishings incidental to and appropriate in connection with all of the foregoing (all such repair, reconstruction, replacements and additions and work being referred to in this section as “restoration”), and the total award of the condemnation proceedings, including the award for the Project shall be apportioned and paid to the extent available in the following order of priority: (i) Landlord and Tenant first shall be entitled to their reasonable expenses and charges including, without limitation, reasonable attorneys’ fees incurred in connection with the taking; (ii) Tenant shall be entitled to an amount equal to the cost of restoration to the extent contemplated by this section, such sums shall be turned over to Tenant to be held in trust for the purpose of paying for the cost of restoration; (iii) Landlord shall be entitled to the value of the fee exclusive of the value of this Lease; (iv) Tenant next shall be entitled to the value of its leasehold estate under this Lease, the value of the Project, the value of the furniture, fixtures and equipment of the Project and the balance of the award.

(g) Temporary Taking. In the event of a taking of all or any portion of the Property and the Project for temporary use, the foregoing provisions of this Section 16 shall be inapplicable thereto. This Lease shall remain in full force and effect and Tenant alone shall be entitled to make claim for, recover and retain any award recoverable in respect of such temporary use, so long as Rent is first paid from such award. If any portion of the award for such temporary use is intended to cover the cost of restoring the Property and the Project to the condition they were in prior to such temporary use, such portion of the award shall be paid to Tenant to cover the cost of such restoration and repair.

17. Non-Disturbance and Attornment. Landlord shall have the right to obtain a mortgage secured by Landlord’s interest in the Property and/or this Lease; provided, however, that this Lease, including all of the rights of Tenant under or pursuant to this Lease, shall be paramount to, and shall not be subject or subordinate to, any mortgage, deed of trust or other security interest instrument (“Mortgage”) that may now or hereafter affect Tenant’s interest in the Property. Any Mortgage shall contain, as required terms, the express acknowledgment that Tenant shall not be liable for the payment of the sum secured by such Mortgage, nor for any expenses in connection with the same. Neither such Mortgage nor any instrument collateral thereto shall contain any covenant or other obligation on Tenant’s part to pay such debt, or any part thereof, or to take any affirmative action of any kind whatsoever; provided, however, that Tenant shall remain liable under this Lease notwithstanding any foreclosure of Landlord’s interest in the Property or any transfer of title to the Property, and provided further that Tenant shall agree to attorn to such transferee. Such Mortgage shall expressly provide that the Mortgagee shall not seek any money judgment against Tenant related to any Mortgage obligation of Landlord. Each Mortgagee shall agree to a non-disturbance and attornment agreement which will require the Mortgagee to recognize that this Lease is superior to Mortgagee’s Mortgage, (ii) that Tenant shall be entitled to use and occupy the Property and the Project in accordance with the terms of this Lease, (iii) that Tenant shall be entitled to all of its rights under this Lease, (iv) that insurance and condemnation awards and proceeds shall be disbursed as provided in this Lease, and (v) Tenant’s possession of the Property and the Project shall not be disturbed by Mortgagee or by any person whose rights are acquired through foreclosure proceedings or through a deed in lieu of foreclosure except as may be expressly provided in this Lease, and any subsequent transferee of such rights shall be so bound provided no Event of Default occurs and is continuing under this Lease. The non-disturbance and attornment agreement may require (x) that as a condition to the making of any amendment or modification to this Lease Landlord receive the prior written consent of such Mortgagee, (y) that such Mortgagee shall receive notice of any default claimed by or through Tenant against Landlord, and (z) that such Mortgagee shall have the same right to cure such default as is provided the holder of any Leasehold Mortgage obtained by Tenant. Tenant shall within 10 days after receipt from Landlord execute and deliver to Landlord and Landlord’s Mortgagee such estoppels and attornment agreements as may be required in connection with any proposed financing or refinancing involving the Property, provided the terms and conditions of such estoppels or attornment agreements are consistent with the provisions of this Section 17 and the same do not constitute a modification of this Lease.

18. Leasehold Mortgages.

(a) Right to Leasehold Mortgage. Tenant shall have the right to mortgage and to refinance this Lease and Tenant’s leasehold estate and any improvements thereon, including but not limited to the Project, (“Leasehold Mortgage”) at any time, and from time to time, on any terms Tenant may deem desirable and to assign this Lease and any existing and future subleases, license agreements and concession agreements, and the rentals and fees payable to Tenant thereunder to the holder of such mortgage (“Leasehold Mortgagee”), as additional collateral security for the indebtedness secured by the Leasehold Mortgage. In connection therewith, Landlord agrees to timely execute and deliver an estoppel certificate, a non-disturbance agreement, and such other documents in reasonably satisfactory form as shall be requested by any Leasehold Mortgagee, so long as such certificates, agreements or other documents are not inconsistent with this Lease. Any Leasehold Mortgage shall be subject and subordinate to Landlord’s rights under this Lease and its fee interest in the Property, except as otherwise provided herein.

(b) Terms of Leasehold Mortgage. If Tenant shall have executed and delivered a Leasehold Mortgage or Mortgages and the Leasehold Mortgagee shall have notified Landlord in writing to such effect giving its name and address:

(i) Landlord concurrently shall serve upon such Leasehold Mortgagee a copy of each notice, consent, approval, request or demand given to Tenant under this Lease including, without limitation, any notice, consent, approval, request or demand under this Lease. No such notice to Tenant shall be deemed to have been given nor shall be effective unless copies thereof are thus served upon the Leasehold Mortgagee at such address and in the manner provided pursuant to the Notice provisions hereof.

(ii) Subject to the provisions set forth below, such Leasehold Mortgagee shall have the right, for a period of 30 days more than is given to Tenant, to remedy or cause to be remedied any default which is the basis of a notice; and Landlord shall accept performance by such Leasehold Mortgagee as performance by Tenant. In the event that Tenant has contested an event of default, such Leasehold Mortgagee shall be given a 20 day period after the date of a final decision affirming the contested default within which to cure such default on behalf of Tenant.

(iii) In the case of default by Tenant under this Lease which is susceptible of being cured only when such Leasehold Mortgagee has obtained possession of the Property and the Project, other than a default in the payment of Rent or Additional Rent, Landlord shall take no action to effect a termination of this Lease by service of a notice or otherwise without first giving to such Leasehold Mortgagee a reasonable period of time (not to exceed 6 months) within which diligently to obtain possession of the Property and the Project (including possession by a receiver) and to cure such default and/or diligently to institute and complete foreclosure proceedings or otherwise acquire Tenant’s leasehold estate under this Lease and to cure such defaults.

(iv) Upon acquisition of Tenant’s interest in this Lease by the Leasehold Mortgagee, or by any purchaser of this Lease pursuant to any foreclosure proceeding instituted by the Leasehold Mortgagee, Landlord’s right to serve a notice of election to end the Term based upon the occurrence of any default (other than non-payment of Rent or Additional Rent, or non-compliance with the provisions of Sections 9,10,12,14,15 or 19) which cannot with the exercise of due diligence be remedied by such Leasehold Mortgagee or purchaser shall be deemed waived.

(v) If, prior to any foreclosure sale brought by a Leasehold Mortgagee, or if prior to the date upon which Tenant’s interest in this Lease shall have been otherwise acquired by Leasehold Mortgagee or other purchaser, the default in respect of which Landlord shall have given the notice shall have been remedied and possession of the Property and the Project restored to Tenant, the obligation of the Leasehold Mortgagee to assume this Lease shall be null and void and of no further effect.

(vi) Notwithstanding anything contained in this Section 18 to the contrary, if for any reason this Lease shall terminate prior to the expiration of the Term, Landlord shall give written notice thereof to the Leasehold Mortgagee. Subject to the curing of any Event of Default and the payment of all Rent and Additional Rent owed Landlord by the Tenant, and provided such cure occurs not later than 60 days after Landlord’s termination of this Lease, Landlord shall enter into a new lease for the Property and the Project with the Leasehold Mortgagee or with any person, firm, corporation or entity designated by the Leasehold Mortgagee for the remainder of the Term, subject to approval by Landlord, which approval shall not be unreasonably withheld or delayed as provided in clause (vii) below, commencing as of the date of such termination, at the Rent and upon the same terms, covenants and conditions contained in this Lease (except those which by their terms are no longer applicable). Such new lease shall have priority equal to this Lease. Concurrently with the execution and delivery of such new lease, Landlord shall turn over and/or assign to the new tenant all of its right, title and interest in and to moneys (including insurance proceeds) if any, then held by or subsequently paid to Landlord, which Tenant would have been entitled to receive but for such termination.

(vii) Landlord shall have no obligation (i) to waive Landlord’s lien rights (it being understood and agreed that Landlord shall be required only to subordinate such lien rights to the security interests of the Leasehold Mortgagee) or (ii) to agree to any modification of any express term, covenant or provision of this Lease, including, without limitation, the disposition of the proceeds of a condemnation or casualty contrary to the provisions of this Lease. Landlord’s refusal to accept any proffered successor tenant or operator of the Project shall be deemed reasonable to the extent such party fails to meet any of the Stated Criteria. Tenant shall require any Mortgagee to provide Landlord with notice of any default under the terms of any loan agreements, mortgages or promissory notes entered or provided to the Mortgagee. In the event Landlord shall refuse to approve a successor to Tenant proffered by the Leasehold Mortgagee, the sole remedy available to the Leasehold Mortgagee shall be to commence arbitration proceedings in accordance with the provisions of Section 30. The arbitrators shall either approve or disapprove the proposed successor based on compliance with the Stated Criteria and shall make no other award or determination.

19. Indemnification.

(a) Indemnity Generally. Tenant shall defend, pay, indemnify and hold harmless Landlord and its agents, employees, servants and representatives (together, the “Indemnified Parties”) from and against any and all claims, demands, injuries, damages, fines, penalties, lawsuits, actions, proceedings, orders, decrees, judgments or liability of any kind or nature by or in favor of anyone whomsoever and from and against any and all costs and expenses incurred by any of the Indemnified Parties, including reasonable attorneys’ fees and expenses, resulting or arising from or in connection with (i) any accident, bodily injury, death, personal injury, or property damage arising out of any work performed by Tenant or in connection with Tenant’s management or operation of the On-Site Project, including without limitation Tenant’s operation of gaming activities or the Casino; (ii) any use, occupancy, non-use, or condition of the Project during the term of this Lease, including any failure to comply with applicable Governmental Requirements; and (iii) any failure on the part of the Tenant to perform or comply with any of the terms, covenants and conditions of this Lease.

(b) Defense. In case any action, suit or proceeding is brought against any of the Indemnified Parties by reason of any occurrence described in clauses (i) through (iv) of subsection (a) above, Tenant or Tenant’s insurer, upon the request of Landlord, will, at no expense to Landlord or the Indemnified Party, resist and defend such action, suit or proceeding or cause same to be resisted and defended by counsel reasonably acceptable to Landlord. The obligations of Tenant under this Section shall survive the termination of this Lease.

(c) Environmental Indemnity and Release. In addition to the foregoing, Tenant agrees to indemnify and hold harmless the Indemnified Parties and to defend them against any lawsuits or claims for any liability, injuries, damages, penalties or fines (including reasonable attorneys’ fees and expenses) arising from or relating to the disposal, discharge, release or spilling into or onto the air, water, soil, sewer system or similar media of any Hazardous Substance which disposal, discharge, release or spill, whether accidental or intentional, occurs on, within or from the Project (including the Casino, wherever located) during the Term except to the extent such disposal, discharge, release or spill is caused by the negligent or willful misconduct of Landlord, its agents, employees, servants or representatives, provided that negligence or willful misconduct shall not be alleged solely on the basis of Landlord’s ownership or control of the Property or on any action or inaction on the part of Landlord with respect to the remediation of Hazardous Substances released on or from the Property by parties other than any of the Indemnified Parties.

(d) Survival of Indemnity. The provisions of this Section 19 shall survive any termination of this Lease.

20. Right of Entry. Landlord and its authorized agents and employees shall, upon reasonable notice and during all reasonable business hours, have the right to enter upon the On-Site Project to examine same; provided, however, that any such entry shall not interfere with Tenant’s use or the operation of the On-Site Project, and provided further that Tenant shall have the right to have a representative or employee of Tenant accompany any such inspection by Landlord. Landlord shall have the right from time to time to inspect the Property and to conduct tests and evaluations to confirm whether Hazardous Substances have been released on or from the Property in violation of applicable Governmental Requirements as a result of Tenant’s operations on the Property during the Term of the Lease. Such tests shall be conducted at Landlord’s sole risk, cost and expense, except that if it is determined that Tenant shall have caused such a release of Hazardous Substances, then Tenant shall, in addition to performing such remediation as may be required, pay to Landlord all costs incurred by Landlord in connection with such tests and evaluations, and such additional tests and evaluations as Landlord may conduct to confirm satisfactory completion of Tenant’s remediation work.

21. Limitation of Claims. Landlord shall not be responsible for any damage or loss to the On-Site Project, its furnishings, fixtures, equipment or other goods thereon due to any cause whatsoever, including, but not limited to, theft, vandalism, public disorder, fire, weather, collisions, floating or underwater hazards. Additionally, Landlord shall not be responsible for any damage or injury to Tenant’s patrons, wherever located, arising from any source, and Tenant shall perform all acts necessary to provide for the safety of its patrons while on the Property or in the On-Site Project. Upon any sale of the Property by Landlord, Landlord shall be released from all obligations and liabilities accruing under this Lease prior to the effective date of such sale, provided the transferee shall expressly assume and agree to perform for the benefit of Tenant all obligations of Landlord under this Lease accruing after the effective date of such transfer.

22. Attorneys’ Fees and Expenses. Except as otherwise expressly provided in this Lease, each party shall pay its own attorneys’ fees and expenses in connection with any matter arising under this Lease.

23. Late Payments. Late payments shall be subject to a 3% penalty and interest on late payments shall accrue from the date of delinquency until paid at the rate of 2% in excess of the from time to time publicly announced prime rate of interest of Bank of America, N.A.

24. Tenant’s Right to Terminate the Lease. Notwithstanding any other provision of this Lease to the contrary, Tenant may terminate this Lease and surrender the Property to Landlord in accordance with the provisions of this Section 24. From and after the Commencement Date, except for a termination occurring pursuant to Section 3(b), Tenant may terminate this Lease and surrender the Property to Landlord upon 120 days prior written notice to Landlord of Tenant’s early termination and Tenant’s payment to Landlord at the expiration of said 120 day notice period of the following sums:

Lease Year	Amount
1	$20,000,000
2	$16,000,000
3, 4 or 5	$12,000,000
6 or after	$4,000,000

(Such payment shall be referred to herein as the “Termination Payment”.) The Termination Payment shall not be prorated and shall be due and payable in addition to, and not in lieu of, Rent and Additional Rent under Section 5 and damages under Section 4(h) or 4(i) if applicable, which, in any instance, have accrued but remain unpaid prior to the effective date of termination and Tenant’s final surrender of the Property as provided for herein. Upon any such termination of the Lease by Tenant, the parties hereto shall have no further obligations under the Lease, except, that Tenant shall remove all of Tenant’s trade fixtures, movable equipment, furnishings and other personalty from the Property, and, upon the request of Landlord (made during the 120 day notice period), Tenant shall demolish and remove all improvements placed on the Property by Tenant.

25. Default and Remedies.

(a) Tenant’s Default. It shall be an Event of Default if any one or more of the events described in the following clauses (i) through (viii) shall occur and be continuing after expiration of the applicable notice and cure period provided for in such clause or otherwise provided for in subsection (b):

(i) if default be made in the punctual payment of any Rent payable to Landlord hereunder, when and as the same shall become due and payable, and such default shall continue for a period often (10) days after written notice to Tenant (except that Landlord shall not be required to deliver notice of non-payment of Rent on more than two occasions during any Lease Year), or if default be made in the punctual payment of any Additional Rent payable hereunder, when and as the same shall become due and payable, and such default shall continue for a period of thirty (30) days after written notice to Tenant;

(ii) if this Lease be mortgaged by Tenant except as provided in Section 18, or if this Lease be assigned or the On-Site Project (including the Casino) or any part thereof be sublet, except as provided in Section 12;

(iii) except for abandonments and terminations allowed under Section 24, if Tenant shall abandon the Work or the On-Site Project or the Off-Site Project, or if Tenant shall otherwise fail to continuously or fully operate the On-Site Project after Project Opening as required under Section 11;

(iv) if Tenant shall fail to timely file its application for Gaming Licensure, or if Tenant shall withdraw or effectively abandon such application prior to termination of this Lease in accordance with its terms or, after first obtaining Gaming Licensure, if Tenant for any reason ceases to be licensed to conduct a gaming operation at the Project pursuant to the laws of the State of Missouri;

(v) if Tenant shall fail to observe, perform or comply with any of the terms, covenants and conditions in this Lease other than those specified in subsections (i) through (iv) above, within 30 days after notice from Landlord specifying the nature of such default;

(vi) if Tenant shall file a voluntary petition in bankruptcy or shall be adjudicated bankrupt or insolvent or shall file any petition or answer seeking any reorganization, readjustment, liquidation, dissolution or similar relief under any bankruptcy or insolvency statute or law of the United States or any State, or shall seek or consent to or acquiesce in the appointment of any bankruptcy or insolvency trustee, receiver or liquidator of Tenant, or of all or any substantial part of its properties or the Project;

(vii) if within 60 days after the commencement of any involuntary proceeding against Tenant seeking reorganization, readjustment, liquidation, dissolution or similar relief under any bankruptcy or insolvency statute or law, Tenant fails to secure a dismissal and discharge thereof;

(viii) if Tenant shall make a material misrepresentation in any representation or warranty provided to Landlord under this Lease.

(b) Cure or Remedies. No Event of Default shall be deemed to have occurred under clauses (ii) through (viii) unless Tenant shall fail to cure such default within 30 days after delivery by Landlord of written notice of such default to Tenant, unless the same cannot be cured within 30 days, in which event an Event of Default shall not be deemed to have occurred if Tenant commences the cure of such default within 30 days and thereafter diligently pursues such cure to completion. Upon an Event of Default, Landlord, at its option, may at any time thereafter declare this Lease and all rights of Tenant under this Lease as expired and terminated and Tenant shall remain liable as hereinafter provided.

(c) Surrender of Property. Upon any such expiration or termination of this Lease, Tenant shall quit and peacefully surrender the Project to Landlord, and Landlord, upon any such expiration or termination, may without further notice enter upon and re-enter the Project and possess and repossess itself thereof, by force, summary proceedings, ejectment or otherwise, and may dispossess Tenant and remove Tenant and all persons and property from the Project.

(d) Reletting of Property. If this Lease shall expire or be terminated, or if the Project or any part thereof shall be abandoned by Tenant, or shall become vacant during the Term, Landlord may in its own name, or as agent for Tenant if this Lease not be terminated, enter into possession of and relet the Project or any part thereof for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the Term) and on such conditions as Landlord, in its discretion, may determine and may collect and receive the rents therefor.

(e) Direct Damages. In the event of Landlord’s termination of this Lease under this Section 25, in lieu of all other damages (other than those set forth in subsection (f) below), Tenant shall pay Landlord the liquidated sums described below:

Lease Year	Amount
1	$20,000,000
2	$16,000,000
3, 4 or 5	$12,000,000
6 or after	$4,000,000

(f) Additional Damages. If this Lease be terminated by Landlord as provided in this Section 25, or if the Project is abandoned or becomes vacant in a manner not allowed under Section 24, and whether or not the Project be relet, Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord, in addition to the liquidated damages becoming due under subsection (e) above, the following: Rent and Additional Rent under Section 5 and damages under Section 4(h) or 4(i) if applicable, which, in any instance, have accrued but remain unpaid prior to the effective date of termination and Tenant’s final surrender of the Property as provided for herein, all expenses, if any, including reasonable attorneys’ fees, incurred by Landlord in recovering possession of the Project (whether or not litigation be commenced in aid thereof), repairing any damage to the Project, and all reasonable costs and charges for the care of said Project while vacant, which damages shall be due and payable by Tenant to Landlord at such time or times as such expenses are incurred by Landlord. Tenant hereby expressly waives, as far as permitted by law, the service of any notice of intention to re-enter provided for in any statute, and except as is herein otherwise provided Tenant, for and on behalf of itself and all persons claiming through or under Tenant (including any leasehold mortgagee or other creditor), also waives any and all right of redemption or re-entry or repossession in case Tenant shall be dispossessed by a judgment or by warrant of any court or judge or in case of re-entry or repossession by Landlord or in case of any expiration or termination of this Lease except as expressly provided in this Lease. The terms “enter,” “re-enter,” “entry” or “re-entry” as used in this Lease are not restricted to their technical legal meanings.

(g) Waiver of Automatic Stay. In view of the public interest in the integrity of the gaming process and the involvement of the County and Landlord in the Project, in the event of any voluntary or involuntary petition in bankruptcy involving Tenant, Tenant hereby waives, to the fullest extent permitted by law, any right it may have to object to the waiver of vacation of the automatic stay in all respects as to the rights of Landlord under the Lease.

(h) Waiver of Jury Trial. Tenant and Landlord hereby waive all right to trial by jury in any action or proceeding hereafter instituted by either Landlord or Tenant against the other with respect to this Lease or the Project.

(i) Additional Remedies. In the event of any breach by Tenant of any of the agreements, terms, covenants or conditions contained in this Lease, Landlord shall have the right to invoke any right and remedy allowed at law or in equity including the right to seek specific performance of Tenant’s obligations under this Lease and to enjoin violations of this Lease by Tenant.

(j) Landlord’s Default. It shall be an event of default on the part of Landlord (a “Landlord Default”) if any one or more of the events described in the following clauses (i) through (iii) shall occur and be continuing after expiration of the applicable notice and cure period provided for in such clause:

(i) Landlord shall fail to make any payment which Landlord agrees to make to or for the benefit of Tenant pursuant to Section 2 or to otherwise cure on a timely basis any objection raised by Tenant under Section 2 which Landlord has theretofore agreed in writing to cure, after 30 days prior written notice to Landlord;

(ii) Landlord shall make a material misrepresentation in any representation or warranty provided to Tenant under Section 8(b) of this Lease, and such misrepresentation shall materially and adversely affect any right or benefit available to Tenant under this Lease; or

(iii) Landlord shall breach any express covenant of Landlord under this Lease and shall fail to cure such breach within 30 days after notice from Tenant specifying the nature of such breach, unless the same cannot be cured within 30 days, in which event Landlord shall not be deemed in default provided Tenant commences the cure of such default within 30 days and thereafter diligently pursues such cure to completion.

If a Landlord Default shall occur, Tenant shall have the right to pursue any remedy available to Tenant at law or in equity on account of such Landlord Default; provided, however, in no event shall Tenant be entitled to (i) withhold, deduct or offset Rent or Additional Rent, (ii) seek or recover expenses incurred by Tenant or consequential damages (such as for lost profits) from Landlord, or (iii) seek or recover damages or equitable relief in violation of the provisions of Sections 19(c) or Section 21. In all events, any recovery of monetary damages by Tenant shall be limited solely to the interest of Landlord in the Property, which shall include the Rentals and avails thereof.

26. Remedies Cumulative. Each right and remedy provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Landlord or Tenant or any one or more of the rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by Landlord or Tenant of any or all other rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise.

27. Surrender of Property. Upon the expiration or termination of this Lease, Tenant agrees to quit and surrender the Property, clean and free of any and all hazardous or toxic substances, hazardous wastes, infectious wastes, solid waste, pollutants and contaminants which were released, spilled or discharged into or on the Project during the Tenant’s tenancy and in the same condition and repair as on the date of execution hereof, and Tenant shall remove the all or such portion of the Project, at the discretion of Landlord, and any other improvements, fixtures or structures installed or located within the Property or any public right of way at Tenant’s sole cost and expense and without expense to Landlord. If Tenant shall fail to remove any of Tenant’s property within 30 days after the receipt of notice of termination or expiration of this Lease, Tenant’s property shall, at the option of Landlord, either be deemed abandoned and become the exclusive property of Landlord, or Landlord shall have the right to remove Tenant’s property at the expense of Tenant, without further notice to or demand upon Tenant and hold Tenant responsible for any and all charges and expenses incurred by Landlord therefor. If the Property is not surrendered as and when aforesaid, Tenant shall indemnify Landlord against all loss or liability resulting from the delay of Tenant in so surrendering the same including without limitation, any claims made by any succeeding occupant founded on such delay. Tenant’s obligations under this Section shall survive the expiration or sooner termination of the Term.

28. Cure of Tenant’s Default. If Tenant shall fail to make any payment or perform any act required hereunder to be made or performed by Tenant then Landlord may, but shall be not be obligated to, make such payment or perform such act with the same effect as if made or performed by Tenant. Entry by Landlord upon the Project for such purpose shall not waive or release Tenant from any default or obligation hereunder. Tenant shall reimburse Landlord for all sums paid and all costs incurred by Landlord in performing the obligations of Tenant hereunder, including attorneys’ fees, upon Landlord’s demand therefor which shall be Additional Rent hereunder.

29. Notices. All notices, demands, request or other communications (“notices”) required or permitted by this Lease shall be in writing and shall be deemed to be received when actually received by any person at the intended address if personally served or if sent by courier or facsimile, whether actually received or not, twenty-four (24) hours after the date and time of delivery to a nationally recognized courier, addressed as follows:

To Landlord:	St. Louis County Port Authority Economic Council of St. Louis County 121 South Meramec, Suite 900 Clayton, Missouri 63105 Attention: Director of Real Estate

Copies to:	Economic Council of St. Louis County 121 South Meramec, Suite 900 Clayton, Missouri 63105 Attention: General Counsel

St. Louis County 41 South Central Clayton, Missouri 63105 Attention: County Counselor

If to Tenant:	Pinnacle Entertainment, Inc. 3800 Howard Hughes Parkway, Suite 1800 Las Vegas, Nevada 89109 Attention: John A. Godfrey, General Counsel

Copies to:	Lathrop & Gage, L.C. 10 South Broadway, Suite 1300 St. Louis, Missouri 63102 Attention: Jerry Riffel

Either party may, in substitution of the foregoing, designate a different address and addresses within the continental United States for purposes of this section by written notice delivered to the other party in the manner prescribed, at least ten (10) days in advance of the date upon which such change of address is to be effective. Any notices relating to maintenance shall be given to those parties locally responsible as hereinafter designated by the parties upon completion of the anticipated improvements.

30. Arbitration of Certain Disputes.

(a) Arbitration of Specific Disputes. In the event of a dispute between the parties pursuant to Sections 7, 9, 10, 11, 12, 14, 15, 16 or 18, the issue requiring resolution may be submitted by either party to expedited arbitration in accordance with the following procedures:

(b) Arbitration Procedures. Arbitration shall be commenced by written notice thereof from the party seeking arbitration to the other party. Not later than 10 days after delivery of such notice, each party shall select an independent arbitrator who shall be an attorney licensed to practice law in any state and practicing law for not less than 20 years. Not later than 20 days after their selection, the two arbitrators shall jointly select a third arbitrator having the same qualifications as themselves. The arbitration panel shall meet and determine the rules for submission and hearing of evidence and so advise Landlord and Tenant not later than 10 days after their selection. The panel shall convene and conduct a hearing according to the rules established by them and shall render a written decision which shall be binding on the parties not later than 60 days after the date the third arbitrator has been selected. The decision of the arbitration panel shall be final and binding on the parties. Each party shall bear the fees and expenses of its own arbitrator and shall share equally in the payment of the fees and expenses of the third arbitrator.

31. Estoppels. Each party acknowledges that from time to time the other party may request, for the benefit of third parties, information relating to the effectiveness of this Lease, whether this Lease has been modified or amended, the status of payments of Rent and Additional Rent due hereunder, whether an Event of Default or a Landlord Default has occurred and is continuing, and other information reasonably and customarily required by lenders, accountants and other parties having an interest in the Project, or in Landlord or Tenant and their respective operations. Each party agrees to respond in writing to any request it may receive from the other party within 10 days after its receipt of such request, and to provide all such requested information.

32. Relationship of Parties. Nothing contained in this Lease shall be deemed to constitute or be construed or implied to create the relationship of principal and agent, partnership, joint venture or any other relationship between the parties hereto, other than the relationship of the landlord and tenant. The term “Landlord” as used in this Lease means only the owner of the current interest of Landlord in the Property or, as the case may be, the successor thereto from time to time.

33. No Broker. Tenant covenants, warrants and represents to Landlord that there was no broker instrumental in consummating this Lease and that no conversations or prior negotiations were had by Tenant with any broker concerning the renting of the Property. Tenant agrees to indemnify and hold the Landlord harmless against and from all liabilities, including reasonable attorneys’ fees, arising from any claims for brokerage commissions or finders’ fees resulting from or arising out of any conversations or negotiations had by Tenant directly with any broker.

34. Conflict of Interest. The parties agree to abide by all Governmental Requirements relating to conflict of interest. Additionally, but not in limitation of the foregoing, no member, officer, commissioner or employee of Landlord or any branch of County government who has any power of review or approval of any of the undertakings herein, shall participate in any decisions relating thereto which affect his/her personal interests or the interests of any corporation or partnership in which he or she is directly or indirectly interested. No member, official or employee of Landlord shall have any personal interest direct or indirect, in this Lease, nor participate in any decisions relating thereto which affect his or her personal interests or the interests of any corporation or partnership in which he or she is directly or indirectly interested. In the construction and/or operation of the Project, Tenant shall not knowingly, after due inquiry, employ or contract with any person if a member of his or her immediate family is a member, officer, commissioner or employee of Landlord or any branch of County government in an administrative capacity, by which is meant those who have selection, hiring, supervisory or operational responsibility for the work to be performed pursuant to this Lease. For the purposes of this section, “immediate family” includes: wife, husband, son, daughter, mother, father, brother, sister, brother-in-law, sister-in-law, father-in-law, mother-in-law, aunt, uncle, niece, nephew, step-parent and stepchild.

35. Entire Lease. This Lease sets forth the entire agreement between the parties. There are no understandings, agreements, statements, promises, or representations or warranties, express or implied, in respect of the Property, the Project or this Lease Which are not specified herein. This Lease shall not be modified, amended or supplemented except by a writing subscribed to by the party to be charged, nor may this Lease be canceled by Tenant or the Project surrendered except in accordance with the express provisions of this Lease.

36. Survival of Covenants. All representations, warranties and indemnities set forth in this Lease shall survive the execution hereof.

37. Binding Effect. This Lease binds the parties hereto and inures to the benefit of their respective heirs, personal representatives, successors or assigns.

38. Time of the Essence. Time is of the essence with respect to the performance of this Lease and each and every provision contained herein.

39. Venue. If and in the event of a dispute arising hereunder, venue shall be vested in the Circuit Court of St. Louis County, State of Missouri. Tenant acknowledges that it has negotiated this Lease in the County, and has made numerous business contacts and entered into agreements relating to real estate and other matters sufficient to confer jurisdiction of the courts of St. Louis County, State of Missouri.

40. Authorization and Capacity. The parties hereto represent to each other that each has the full right, power and authority to enter into this Lease and to fully perform its obligations. The persons executing this Lease warrant and represent that each has the authority to execute in the capacity stated and to bind the parties hereto.

41. Third-Party Beneficiaries. Landlord and Tenant are the only parties to this Lease and the only parties capable of or entitled to the enforcement of such provisions. Each party confirms that no other parties are intended to be third party beneficiaries of any covenant or provision of this Lease. Notwithstanding the foregoing provisions of this Section 41, the parties acknowledge that the County shall be a third party beneficiary of Tenant’s designation of the County as the “home dock” for the Project.

42. Severability. In the event any provision of this Lease is rendered void or unenforceable by a court of competent jurisdiction, the remaining provisions of this Lease shall be construed so as to constitute a complete agreement, and this Lease, as so reformed, shall remain in full force and effect.

43. Non-Waiver Provision. Failure by either party hereto, at any time, to require the performance by the other of any term of this Lease, shall not in any way effect the right of either party to enforce such terms, nor shall any waiver by either party of any term hereof be taken or held to be a waiver of any other provision of this Lease. No waiver of any term or provision of this Lease shall be effective unless the same is in writing, signed by the parties hereto.

44. Governing Law. This Lease is entered into in the State of Missouri and shall be construed, enforced and governed, as to both validity and performance, in accordance with the laws of the State of Missouri and all of the rights and obligations of the parties hereunder shall be determined in pursuant to the laws of the State of Missouri.

45. Recording of Lease. From and after the Commission Acceptance Date, either party may, at its own expense, cause a memorandum of this Lease, approved by the other party, to be recorded in the Office of the Recorder of Deeds for the County of St. Louis.

46. Exhibits. All exhibits attached to this Lease are incorporated herein and made part hereof by reference.

47. Headings. The captions, headings and arrangements in this Lease are for convenience only and do not in any way define, limit or modify the terms or provisions hereof.

48. Number and Gender of Words. Whenever the singular number is used in this Lease, the same shall include the plural where appropriate and words of any gender shall include the other gender where appropriate.

49. Business Days. Except as provided in Section 11, whenever it is provided in this Lease that an event shall occur on a day which is a Saturday, Sunday or legal holiday in the State of Missouri, such event shall occur instead on the next business day.

50. Approval of the Board of Directors of Tenant. This Lease is subject to the approval of the Board of Directors of Tenant. In the event Tenant shall fail to provide to Landlord a resolution of the Board of Directors approving this Lease within one business day next following the Effective Date, this Lease shall be null and void and neither party shall have any further obligation or liability to the other hereunder.

51. Multiple Counterparts. This Lease may be executed in a number of identical counterparts and if so executed, each such counterpart is deemed an original for all purposes, and all such counterparts shall collectively constitute one Lease.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have duly executed this Lease as the date first above written.

THIS LEASE CONTAINS A BINDING ARBITRATION PROVISION

WHICH MAY BE ENFORCED BY THE PARTIES

LANDLORD: ST. LOUIS COUNTY PORT AUTHORITY

By:	/s/ DENNIS G. COLEMAN
	Name:	Dennis G. Coleman
	Title:	Executive Director

APPROVED AS TO FORM

/s/ STEVE KORENBLAT
Counsel, Economic Council of St. Louis County

TENANT: PINNACLE ENTERTAINMENT, INC.

By:	/s/ JOHN A. GODFREY
	Name:	John A. Godfrey
	Title:	Senior VP, Secretary & General Counsel

Exhibit A

Parcel No. 1:

Part of Blocks 1 and 2 of ALLEN’S SUBDIVISION in the CHOUQUETTE TRACT in U.S. Survey 904, Township 44 North, Range 7 East, St. Louis County, Missouri and being more particularly described as follows:

Beginning at the Southwest comer of property described as Tract No. 3, in deed to the National Lead Company, recorded in Book 2269, Page 137, St. Louis County Recorder’s office, being in the Eastern line of the Missouri Pacific Railroad Company, right-of-way, 80 feet wide; thence North 1 degree 15 minutes East 796.50 feet along the Western line of said National Lead Company property, and along the Eastern line of said Missouri Pacific Railroad Company, right-of-way, to the Northwestern comer of said National Lead Company property, in the Southern line of East Ariee Avenue, 30 feet wide; thence North 89 degrees 59 minutes East 136.04 feet along the Northern line of said National Lead Company property, and along the Southern line of said East Ariee Avenue, to the Northeastern line of said National Lead Company property; thence South 37 degrees 49 minutes East 14.83 feet along the Northeastern line of said National Lead Company property, to the Western line of property described as Tract No. 1, in said deed to the National Lead Company, recorded in said Book 2269, Page 137; thence North 22 degrees 11 minutes East 437.86 feet, North 29 degrees 07 minutes East 453.32 feet, and North 41 degrees 11 minutes East 475.93 feet along the Western line of said property described as Tract No. 1 in said deed to the National Lead Company, to its Northwestern corner, being also the Southwestern comer of property described in deed to the National Lead Company, recorded in Book 2667, Page 190, St. Louis County Recorder’s Office; thence North 28 degrees 45 minutes East 547.99 feet along the Western line of said property described in deed to the National Lead Company, recorded in said Book 2667, Page 190, to its intersection with the Western line of property described in deed to the National Lead Company, recorded in Book 3727, Page 1, St. Louis County Recorder’s Office; thence North 7 degrees 41 minutes East 270.57 feet North 33 degrees 14 minutes East 41229 feet, and North 45 degrees 39 minutes East 308.34 feet along the Western line of said property described in deed to the National Lead Company, recorded in said Book 3727, Page 1, to its most Northern comer, being also the Northwestern comer of property described in deed to the National Lead Company, recorded in Book 1672, Page 509, and re-recorded in the Deed of Correction, in Book 1701, Page 501, St. Louis County Recorder’s Office; thence South 58 degrees 00 minutes East 67.16 feet along the Northern line of said National Lead Company property, described in deed re-recorded in said Book 1701, Page 501, to its Northeastern comer, being in the Western line of property described in deed to National Pigments & Chemical Company, recorded in Book 1238, Page 99, St. Louis County Recorder’s Office; thence North 32 degrees 00 minutes East 346.52 feet and North 40 degrees 59 minutes East 69.47 feet along the Western One of said National Pigments & Chemical Company property, to its Northwestern comer in the Southern line of the River Des Peres Drainage Works, right-of-way, 280 feet wide; thence South 50 degrees 01 minutes 30 seconds East 675 feet more or less, along the Northern line of said National Pigments & Chemical Company property, and along the Southern line of said River Des Peres Drainage Works, right-of-way, to the Mississippi River; thence Southwardly 3800 feet more or less, along the Mississippi river, to the Southern line of said property described as Tract No. 3 in deed to the National Lead Company, recorded in said Book 2269, Page 137; thence North 67 degrees 49 minutes West 735 feet, more or less, and North 90 degrees 00 minutes West 112.19 feet along the Southern line of said property described as Tract No. 3, to its Southwestern comer in the Eastern line of said Missouri Pacific Railroad Company, right-ofway, and the point of beginning, according to survey executed by Pitzman’s Co. Surveyors & Engineers during the month of June 1987.

Parcel No. 2:

Easement for ingress and egress for the benefit of the land described herein as Parcel No. 1 as created and established by General Warranty Deed and Agreement dated July 19, 1923, executed by and between Casper P. De Lore and Amalia De Lore, his wife, and Titanium Pigment Company, Inc., recorded July 26, 1923 in Book 607 Page 98, as confirmed and affected by instrument recorded August 16, 1933 in Book 1238 Page 99.

Parcel No. 3:

Easement for ingress and egress for the benefit of the land described herein as Parcel No. 1 as created and established by City of St. Louis Ordinance No. 40034, approved April 12, 1933 and Grant of Easements, dated as of August 1, 1933, executed by and between Casper P. De Lore, otherwise known and designated as C. P. De Lore and Amalia De Lore, his wife and National Pigments & Chemical Company, recorded August 16, 1933 in Book 1255 Page 96.

EXHIBIT B

[MAP APPEARS HERE]

EXHIBIT C

Essential Elements

PINNACLE ENTERTAINMENT, INC. COMMITMENT
Total Project Investment:	$300 million

Casino size:	90,000 sq. ft. — on a single level 3,000 slots 60 tables

Gaming Facilities to further include:	100 hotel rooms 1 multiplex movie theatre and 1 multi-lane bowling alley

Commercial Facilities:	280,000 square feet of a combination of retail, commercial and/or entertainment

Community Facilities:

Hatch shell to be developed by Tenant on Park Property.

At least one baseball field and at least one soccer field, together costing a minimum of $100,000, to be developed on the Park Property or in Lemay as determined by Landlord and Tenant.

Aquatic Center to be developed in Lemay in location to be selected by Landlord.

Parking	Parking will include parking garage and surface parking sufficient to serve the Project

Restaurants/ Entertainment Lounge	At least one entertainment venue and restaurants (included in either or both of the Gaming Facilities or the Commercial Facilities).

Retail and Other Amenities:	Gift, retail shops, full service salon and spa (included in either or both of the Gaming Facilities or the Commercial Facilities).

Infrastructure/ Improvements	Project Roadway

EXHIBIT D

[MAP APPEARS HERE]